As filed with the Securities and Exchange Commission on March 10, 2009
Registration No. 333-101551

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
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FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________________

Entheos Technologies, Inc.
 (Exact name of Registrant as specified in its charter)
____________________

Nevada (State or other Jurisdiction of Incorporation or organization)	(7389) (Primary Standard Industrial Classification Code Number)	98-0170247 (IRS Employer I.D. No.)

888 3rd Street Suite 1000 Calgary, Alberta, T2P 5C5 Telephone: (800) 755-5815	Derek Cooper Chief Executive Officer 888 3rd Street Suite 1000 Calgary, Alberta, T2P 5C5 Telephone: (800) 755-5815
Address, including zip code, and telephone and facsimile numbers, including area code, of registrant’s executive offices)	(Name, address, including zip code, and telephone and facsimile numbers, including area code of agent for service)

Copies to: Joseph Sierchio, Esq.
Sierchio & Company , LLP
110 East 59th Street, 29th Floor
New York, New York 10022
(212) 246-3030
(212) 486-0208 (Facsimile)

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

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If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, as amended, check here:  ☒

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Shares (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common stock, $0.0001 par value (3)	6,450,000	$0.41	$2,644,500	$104
Common stock, $0.0001 par value (4)	6,450,000	$0.60	$3,870,000	$152
Common stock, $0.0001 par value (5)	6,450,000	$0.75	$4,837,500	$190
Total	19,350,000	-	$11,932,500	$446
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(1)
All of the shares are offered by the Selling Stockholders. Accordingly, this registration statement includes an indeterminate number of additional shares of common stock issuable for no additional consideration pursuant to any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of outstanding shares of our common stock. In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.

(2)	Estimated solely for purposes of determining the registration fee pursuant to Rule 457 under the Securities Act.
(3)	Represents share purchased from the Registrant in a private placement completed on July 28, 2008.
(4)	Issuable on exercise of the Series A Warrants at an exercise price of $0.60 per share.
(5)	Issuable on exercise of the Series B Warrants at an exercise price of $0.75 per share.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

 PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED March <12>, 2009

PROSPECTUS

Entheos Technologies, Inc.

19,350,000 Shares of Common Stock

This prospectus relates to the resale by certain of our stockholders (the “Selling Stockholders”) named in the section of this prospectus titled “Selling Stockholders” of up to 19,350,000 shares of our common stock (the “Shares”). The shares being offered under this prospectus are comprised of 6,450,000 shares of our common stock that were purchased by certain of the Selling Stockholders in transactions with us pursuant to exemptions from the registration requirements of the Securities Act of 1933 as amended (the “Securities Act”); 6,450,000 shares of common stock which may be issued to certain of the Selling Stockholders upon the exercise of our outstanding Series A Warrants; and, 6,450,000 shares of common stock which may be issued to certain of the Selling Stockholders upon the exercise of our outstanding Series B Warrants.

Although we will pay substantially all the expenses incident to the registration of the shares, we will not receive any proceeds from the sales by the Selling Stockholders. We will, however, receive proceeds if the Warrants are exercised; to the extent we receive such proceeds, they will be used for working capital purposes.

The Selling Stockholders and any underwriter, broker-dealer or agent that participates in the sale of the shares or interests therein may be deemed "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions, profit or other compensation any of them earns on any sale or resale of the shares, directly or indirectly, may be underwriting discounts and commissions under the Securities Act.  The Selling Stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

Our common stock is presently quoted for trading under the symbol “ETHT” on the over the counter bulletin board (the “OTCBB”). On March 5, 2009, the closing price of the common stock, as reported on the OTCBB was $0.41 per share. The Selling Stockholders have advised us that they will sell the shares of common stock from time to time in the open market, on the OTCBB, in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or otherwise as described under the section of this prospectus titled “Plan of Distribution.”

Investing in our common stock is highly speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties described under the heading "Risk Factors" beginning on page 8 of this prospectus before making a decision to purchase our common stock.  You should read this prospectus and any prospectus supplement carefully before you decide to invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS _______, 2009

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You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with information different from the information contained in this prospectus.  We are offering to sell, and seeking offers to buy, our common stock only in jurisdictions where offers and sales are permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of when this prospectus is delivered or when any sale of our common stock occurs.

PROSPECTUS SUMMARY

This summary highlights information set forth in greater detail elsewhere in this prospectus. It may not contain all the information that may be important to you. You should read this entire prospectus carefully, including the sections entitled "Risk Factors" beginning on page 8, "Management's Discussion and Analysis of Financial Condition and Results of Operations,” beginning on page 20 and our historical financial statements and related notes included elsewhere in this prospectus. Unless the context requires otherwise, references to the "Company," "Entheos," "we," "our," and "us,” refer to Entheos Technologies, Inc. and its wholly-owned subsidiaries.

Our Company

We were incorporated under the laws of the State of Utah on July 14, 1983, under the name of Far West Gold, Inc. On May 9, 1996, our stockholders authorized a name change to Far West Resources, Inc. On June 30, 1997, the stockholders authorized a name change to American Alliance Corporation and authorized a change in the state of domicile from Utah to Nevada. In January, 1999, the Company entered into the field of targeted Internet streaming with the launch of www.eviewonline.com; which was subsequently merged with www.whatsonline.com.  On May 20, 1999, we changed our name to WhatsOnline.com, Inc.

On June 30, 2000, our shareholders of approved a proposal to permit the Company's Board of Directors,  in its discretion,  to change the  Company's  name from  WhatsOnline.com,  Inc. to Entheos Technologies,  Inc., which name change was effected on August 3, 2000.

From 2002 until September 2008, through our wholly-owned subsidiary Email Solutions, Inc., the Company served as an Application Service Provider (“ASP”) providing reliable, real time, high volume outsourced email and search engine optimization services.

Due to the limited success of the ASP business, management decided that it was in the best interest to abandon the ASP business and focus on identifying undervalued oil and gas opportunities for acquisition, development and exploration.

We are now a small independent oil and gas production company with a focus on non-operating, small working interest participation in producing and the re-development/ recompletion of oil and gas wells.

In September 2008, we acquired a 21.75% working interest (16.3125% net revenue interest) in the Cooke #6 well located at the Cooke Ranch field in La Salle County, Texas which has been producing oil and gas from the Escondido formation since 2007.

In September 2008, we acquired a 20.00% working interest (15.00% net revenue interest) in Onnie Ray #1 Well in Lee County, Texas and the Stahl #1 Well in Fayette County, Texas which were subsequently re-entered and are producing gas from the Austin Chalk formation; we also acquired a 20.00% working interest (15.00% net revenue interest) in the Haile #1 Well in Frio County, Texas which is currently scheduled for re-entry operations.

On October 31, 2008 we acquired a 20.00% working interest (15.00% net revenue interest) in Pearce #1 Well in Frio County, Texas.

Our Contact Information

Our corporate headquarters is located at 888 3rd Street SW, Suite 1000, Calgary, AB   Canada T2P 5C5. Our telephone number is 800-755-5815.  We currently do not have a corporate website address.

Private Placement

On July 28, 2008, we completed the sale of an aggregate of 6,450,000 units at a per unit purchase price of $0.50 (the “Private Placement”) for total cash proceeds of $3,200,000; a total of 50,000 units were issued in payment of legal services of $25,000. Each unit consisted of one share of the Company’s common stock (the “Unit Shares”), one Series A Warrant (the “Series A Warrants”) to purchase a share (the “Series A Shares”) of common stock at an exercise price  $0.60 per share for a period of 18 months from the date of issuance and one Series B Warrant (the “Series B Warrants”) to purchase a share (the “Series B Shares”) of common stock at an exercise price $0.75 per share for a period of 24 months from the date of issuance.

The units were sold pursuant to the terms of Subscription Agreements having an effective date of July 28, 2008 among ourselves and six (6) of the Selling Stockholders, all of whom were accredited investors, as defined in Rule 501 of Regulation D promulgated under the Securities Act. The net proceeds of the Private Placement will be used for working capital purposes.

In connection with the Private Placement, we agreed to file a registration statement for the purpose of registering the shares issued in the Private Placement as well as the shares issuable upon the exercise of the Series A Warrants and the Series B Warrants, for resale by the Selling Stockholders. Accordingly, the 6,450,000 shares issued in the Private Placement and the 12,900,000 shares issuable upon exercise, if any, of the outstanding Series A Warrants and the Series B Warrants, are included in the registration statement of which this prospectus is part.

The Unit Shares comprised approximately 11% (without giving effect to the exercise of any of the Series A Warrants or Series B Warrants) of our issued and outstanding shares as of July 28, 2008, the date on which the Private Placement was consummated.

Risk Factors

Our business operations are subject to numerous risks. Because we are an early stage company with a limited history of operations, we are also subject to many risks associated with early-stage companies. For a more detailed discussion of some of the risks you should consider, you are urged to carefully review and consider the section entitled "Risk Factors" beginning on page 8 of this prospectus.

Selling Stockholders

The Selling Stockholders are stockholders who purchased shares of our common stock from us in the Private Placement completed on July 28, 2008, or through the exercise of the Series A Warrants and the Series B Warrants.  Please refer to “Selling Stockholders.”

Securities Being Offered

The Selling Stockholders named in this prospectus are offering for resale up to 19,350,000 shares of our common stock to the public by means of this prospectus. The shares being offered under this prospectus are comprised of 6,450,000 shares that were purchased by certain of the Selling Stockholders in the Private Placement and up to 6,450,000 shares issuable upon exercise of the Series A Warrants and up to 6,450,000 shares issuable upon exercise of the Series B Warrants.

Although we will pay substantially all the expenses incident to the registration of the shares, we will not receive any proceeds from the sales by the Selling Stockholders. However, we may receive proceeds of up to approximately $3,870,000 from the exercise of the remaining outstanding Series A Warrants and up to $4,837,500 from the exercise of the remaining outstanding Series B Warrants; if such proceeds are received by us, they will be used for working capital purposes.

All of the shares of our common stock, owned by the Selling Stockholders, will be registered by the registration statement of which this prospectus is a part. The Selling Stockholders may sell some or all of their shares immediately after they are registered.  Please refer to “Plan of Distribution.”

Offering Price

The Selling Stockholders may sell their shares pursuant to this prospectus, at open market, on the OTCBB, in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or otherwise as described under the section of this prospectus titled “Plan of Distribution.”

Duration of Offering

We have agreed to use our commercially reasonable efforts to keep the  registration statement of which this prospectus  is part, continuously effective under the Securities Act until all of the securities covered by such registration statement have been sold, or may be sold without volume restrictions pursuant to Rule 144 or any successor rule, as determined by our counsel pursuant to a written opinion letter to such effect, addressed and acceptable to our transfer agent and the affected holders of such securities.

Use of Proceeds

We will incur all costs associated with this registration statement and prospectus. We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the Selling Stockholders. However, we did receive aggregate proceeds of $ 3,200,000 from the sale of our shares to certain Selling Stockholders. We may receive up to an additional approximately $3,870,000, if all of the outstanding Series A Warrants are exercised and up to $4,837,500 if all of the outstanding Series B Warrants are exercised.  The Series A Warrants expire on January 28, 2010 and have an exercise price of $0.60 per share; the Series B Warrants expire on July 28, 2010 and have an exercise price of $0.75 per share.  All funds, if any, received by us from the exercise of the Series A Warrants or the Series B Warrants will be used for working capital purposes.  Please refer to “Use of Proceeds.”

Description of Our Common Stock

We have authorized capital of 200,000,000 shares of $0.00001 par value common stock, and 10,000,000 shares of $0.0001 par value preferred stock..

Number of Shares Outstanding

As of March 5, 2009, 63,075,122 shares of common stock were issued and outstanding, of which 32,639,800 shares (approximately 52%) were owned by 1420525 Alberta Ltd. a private corporation, the sole shareholder of which is Mr. Harmel S. Rayat, our former Chief Executive Officer, Chief Financial Officer, director and controlling shareholder. No preferred shares were issued and outstanding.  This total does not include any shares of common stock issuable upon the exercise of any of our issued and outstanding stock purchase warrants, including, but not limited to, Series A Warrants and Series B Warrants.  Please refer to “Description of Securities.”

Summary Financial Information

The following tables set forth a summary of certain selected financial data. You should read this information together with the consolidated financial statements and the notes to the consolidated financial statements appearing elsewhere in this prospectus.

Consolidated Statements of Operations Data:	For the Nine Months Ended September 30, 2008	For the Nine Months Ended September 30, 2007	For the Year Ended December 31, 2007	For the Year Ended December 31, 2006
Revenue	$0	$0	$0	$0
Loss from operations	$(149,332)	$(20,339)	$(27,610)	$(82,904)
Net loss available to common stockholders	$(143,331)	$(18,186)	$(24,682)	$(45,004)
Basic and diluted loss per share	$0	$0	$0	$0
Weighted average number of common shares outstanding used in basic and diluted net loss per share calculation	58,131,691	96,625,122	96,515,533	96,625,122

Consolidated Balance Sheet Data:	September 30, 2008	September 30, 2007	December 31, 2007	December 31, 2006

Cash	$2,859,798	$57,516	$46,306	$178

Working Capital (deficiency)	$2,850,875	$27,690	$21,194	$(38,212)

Total assets	$3,140,083	$57,516	$46,306	$84,266

Total liabilities	$9,643	$29,826	$25,112	$38,390

Total stockholders’ equity (deficit)	$3,130,440	$27,690	$21,194	$45,876

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS
This report includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements included in this prospectus, other than statements of historical facts, address matters that the Company reasonably expects, believes or anticipates will or may occur in the future. Forward-looking statements may relate to, among other things:

•	the Company’s future financial position, including working capital and anticipated cash flow;
•	amounts and nature of future capital expenditures;
•	operating costs and other expenses;
•	wells to be drilled or reworked;
•	oil and natural gas prices and demand;
•	existing fields, wells and prospects;
•	diversification of exploration;
•	estimates of proved oil and natural gas reserves;
•	reserve potential;
•	development and drilling potential;
•	expansion and other development trends in the oil and natural gas industry;
•	the Company’s business strategy;
•	production of oil and natural gas;
•	effects of federal, state and local regulation;
•	insurance coverage;
•	employee relations;
•	investment strategy and risk; and
•	expansion and growth of the Company’s business and operations.

Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Disclosure of important factors that could cause actual results to differ materially from the Company’s expectations, or cautionary statements, are included under “Risk Factors” and elsewhere in this prospectus , including, without limitation, in conjunction with the forward-looking statements. The following factors, among others that could cause actual results to differ materially from the Company’s expectations, include:

•	unexpected changes in business or economic conditions;
•	significant changes in natural gas and oil prices;
•	timing and amount of production;
•	unanticipated down-hole mechanical problems in wells or problems related to producing reservoirs or infrastructure;
•	changes in overhead costs; and
•	material events resulting in changes in estimates.

All forward-looking statements speak only as of the date made. All subsequent written and oral forward-looking statements attributable to the Company, or persons acting on the Company’s behalf, are expressly qualified in their entirety by the cautionary statements. Except as required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

RISK FACTORS

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. BEFORE INVESTING IN OUR COMMON STOCK YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS, TOGETHER WITH THE FINANCIAL AND OTHER INFORMATION CONTAINED IN THIS PROSPECTUS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, OUR BUSINESS, PROSPECTS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK WOULD LIKELY DECLINE AND YOU MAY LOSE ALL OR A PART OF YOUR INVESTMENT.

Risks Specific to Our Company

WE HAVE A HISTORY OF LOSSES WHICH MAY CONTINUE, WHICH MAY NEGATIVELY IMPACT OUR ABILITY TO ACHIEVE OUR BUSINESS OBJECTIVES.

In the nine months ended September 30, 2008 and in each of the fiscal years ended December 31, 2007 and 2006, we recorded net losses of $143,331 $ 24,682 and $45,004, respectively.  We cannot assure you that we can achieve or sustain profitability on a quarterly or annual basis in the future.  Our operations are subject to the risks and competition inherent in the establishment of a business enterprise.  There can be no assurance that our future operations will be profitable.  Revenues and profits, if any, will depend upon various factors, including whether we will be able to continue expansion of our revenue.  We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on us.

OUR INDEPENDENT AUDITORS HAVE EXPRESSED SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN, WHICH MAY HINDER OUR ABILITY TO OBTAIN FUTURE FINANCING.

Our independent registered certified public accounting firm has issued its report, which includes an explanatory paragraph for going concern uncertainty on our financial statements as of December 31, 2007.  Our ability to continue as a going concern is heavily dependent upon our ability to obtain additional capital to sustain operations.  Currently, we have no commitments to obtain additional capital, and there can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all.

We will require additional financing in order to carry out our business plan.  Such financing may take the form of the issuance of common or preferred stock or debt securities, or may involve bank financing.  There can be no assurance that we will obtain such additional capital on a timely basis, on favorable terms, or at all.  If we are unable to generate the required amount of additional capital, our ability to meet our financial obligations and to implement our business plan may be adversely affected.

SINCE WE ARE IN THE EARLY STAGE OF DEVELOPMENT AND HAVE A LIMITED OPERATING HISTORY, IT MAY BE DIFFICULT FOR YOU TO ASSESS OUR BUSINESS AND FUTURE PROSPECTS.

We have only a limited history of revenues from oil and natural gas operations and have limited tangible assets. We have yet to generate positive earnings and there can be no assurance that we will ever operate profitably. With this limited operating history our company must be considered in the exploration stage. Our success is significantly dependent on a successful acquisition, drilling, completion and production program. Our operations will be subject to all the risks inherent in the establishment of a developing enterprise and the uncertainties arising from the absence of a significant operating history. We may be unable to locate recoverable reserves or operate on a profitable basis. We are in the exploration stage and potential investors should be aware of the difficulties normally encountered by enterprises in the exploration stage. If our business plan is not successful, and we are not able to operate profitably, investors may lose some or all of their investment in our company.

BECAUSE WE ARE SMALL AND DO NOT HAVE MUCH CAPITAL, WE MAY HAVE TO LIMIT OUR DEVELOPMENT AND PRODUCTION ACTIVITY WHICH MAY RESULT IN A LOSS OF YOUR INVESTMENT.

Because we are small and do not have much capital, we must limit our oil and gas acquisition, development and production activity. As such we may not be able to complete an exploration program that is as thorough as we would like. In that event, existing reserves may go undiscovered. Without finding reserves or acquiring additional reserves, we cannot generate revenues and you will lose your investment.

AS OUR PROPERTIES ARE IN THE EXPLORATION STAGE, THERE CAN BE NO ASSURANCE THAT WE WILL ESTABLISH COMMERCIAL DISCOVERIES ON OUR PROPERTIES.

Exploration for economic reserves of oil and gas is subject to a number of risk factors. Few wells that are ultimately reworked are capable of producing commercially viable quantities of oil and or gas for any extended period of time.  If the wells in which we have an interest do not produce commercially viable amounts of oil or gas or cease to produce such quantities after being reworked we may need to curtail or cease our operations.

THE POTENTIAL PROFITABILITY OF OIL AND GAS VENTURES DEPENDS UPON FACTORS BEYOND THE CONTROL OF OUR COMPANY.

The potential profitability of oil and gas properties is dependent upon many factors beyond our control. For instance, world prices and markets for oil and gas are unpredictable, highly volatile, potentially subject to governmental fixing, pegging, controls, or any combination of these and other factors, and respond to changes in domestic, international, political, social, and economic environments. Additionally, due to worldwide economic uncertainty, the availability and cost of funds for production and other expenses have become increasingly difficult, if not impossible, to project. In addition, adverse weather conditions can also hinder drilling operations. These changes and events may materially affect our financial performance. These factors cannot be accurately predicted and the combination of these factors may result in our company not receiving an adequate return on invested capital.

THE OIL AND GAS INDUSTRY IS HIGHLY COMPETITIVE AND THERE IS NO ASSURANCE THAT WE WILL BE SUCCESSFUL IN ACQUIRING OIL AND GAS INTERESTS OR LEASES.

The oil and gas industry is intensely competitive. We compete with numerous individuals and companies, including many major oil and gas companies, which may have substantially greater technical, financial and operational resources and staffs. Accordingly, there is a high degree of competition for desirable oil and gas leases, suitable properties for drilling operations and necessary drilling equipment, as well as for access to funds. We cannot predict if the necessary funds can be raised or that any projected work will be completed or additional oil and gas interests acquired.

Risks Specific to Our Industry

OIL AND GAS OPERATIONS ARE SUBJECT TO COMPREHENSIVE REGULATION WHICH MAY CAUSE SUBSTANTIAL DELAYS OR REQUIRE CAPITAL OUTLAYS IN EXCESS OF THOSE ANTICIPATED CAUSING AN ADVERSE EFFECT ON OUR COMPANY.

Oil and gas operations are subject to federal, state, and local laws relating to the protection of the environment, including laws regulating removal of natural resources from the ground and the discharge of materials into the environment. Oil and gas operations are also subject to federal, state, and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of drilling methods and equipment. Various permits from government bodies are required for drilling operations to be conducted; no assurance can be given that such permits will be received. Environmental standards imposed by federal, provincial, or local authorities may be changed and any such changes may have material adverse effects on our activities. Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, thus causing an adverse effect on us. Additionally, we may be subject to liability for pollution or other environmental damages. To date we have not been required to spend any material amount on compliance with environmental regulations. However, we may be required to do so in future and this may affect our ability to expand or maintain our operations.

EXPLORATION AND PRODUCTION ACTIVITIES ARE SUBJECT TO CERTAIN ENVIRONMENTAL REGULATIONS WHICH MAY PREVENT OR DELAY THE COMMENCEMENT OR CONTINUANCE OF OUR OPERATIONS.

In general, our exploration, development and production activities are subject to certain federal, state and local laws and regulations relating to environmental quality and pollution control. Such laws and regulations increase the costs of these activities and may prevent or delay the commencement or continuance of a given operation. Compliance with these laws and regulations has not had a material effect on our operations or financial condition to date. Specifically, we are subject to legislation regarding emissions into the environment, water discharges and storage and disposition of hazardous wastes. In addition, legislation has been enacted which requires well and facility sites to be abandoned and reclaimed to the satisfaction of state authorities. However, such laws and regulations are frequently changed and we are unable to predict the ultimate cost of compliance. Generally, environmental requirements do not appear to affect us any differently or to any greater or lesser extent than other companies in the industry. We believe that our operations comply, in all material respects, with all applicable environmental regulations. Our operating partners maintain insurance coverage customary to the industry; however, we are not fully insured against all possible environmental risks.

EXPLORATORY DRILLING INVOLVES MANY RISKS AND WE MAY BECOME LIABLE FOR POLLUTION OR OTHER LIABILITIES WHICH MAY HAVE AN ADVERSE EFFECT ON OUR FINANCIAL POSITION.

Drilling operations generally involve a high degree of risk. Hazards such as unusual or unexpected geological formations, power outages, labor disruptions, blow-outs, sour gas leakage, fire, inability to obtain suitable or adequate machinery, equipment or labor, and other risks are involved. We may become subject to liability for pollution or hazards against which it cannot adequately insure or which it may elect not to insure. Incurring any such liability may have a material adverse effect on our financial position and operations.

THE VALUE AND TRANSFERABILITY OF YOUR SHARES MAY BE ADVERSELY IMPACTED BY THE LIMITED TRADING MARKET FOR OUR STOCK ON THE OTCBB, WHICH IS A QUOTATION SYSTEM, NOT AN ISSUER LISTING SERVICE, MARKET OR EXCHANGE. BECAUSE BUYING AND SELLING STOCK ON THE OTCBB IS NOT AS EFFICIENT AS BUYING AND SELLING STOCK THROUGH AN EXCHANGE, IT MAY BE DIFFICULT FOR YOU TO SELL YOUR SHARES OR YOU MAY NOT BE ABLE TO SELL YOUR SHARES FOR AN OPTIMUM TRADING PRICE.

The OTCBB is a regulated quotation service that displays real-time quotes, last sale prices and volume limitations in over-the-counter securities. Because trades and quotations on the OTCBB involve a manual process, the market information for such securities cannot be guaranteed. In addition, quote information, or even firm quotes, may not be available. The manual execution process may delay order processing and intervening price fluctuations may result in the failure of a limit order to execute or the execution of a market order at a significantly different price. Execution of trades, execution reporting and the delivery of legal trade confirmations may be delayed significantly. Consequently, one may not be able to sell shares of our common stock at the optimum trading prices.

When fewer shares of a security are being traded on the OTCBB, volatility of prices may increase and price movement may outpace the ability to deliver accurate quote information. Lower trading volumes in a security may result in a lower likelihood of an individual’s orders being executed, and current prices may differ significantly from the price one was quoted by the OTCBB at the time of the order entry.

Orders for OTCBB securities may not be canceled or edited like orders for other securities. All requests to change or cancel an order must be submitted to, received and processed by the OTCBB. Due to the manual order processing involved in handling OTC Bulletin Board trades, order processing and reporting may be delayed, and an individual may not be able to cancel or edit his order. Consequently, one may not be able to sell shares of common stock at the optimum trading prices.

The dealer’s spread (the difference between the bid and ask prices) may be large and may result in substantial losses to the seller of securities on the OTCBB if the common stock or other security must be sold immediately. Further, purchasers of securities on the OTCBB may not have a bid price for securities bought and sold through the OTCBB. Due to the foregoing, demand for securities that are traded through the OTCBB may be decreased or eliminated.

THE TRADING PRICE OF OUR COMMON STOCK HISTORICALLY HAS BEEN VOLATILE AND MAY NOT REFLECT ITS VALUE.

The trading price of our common stock has, from time to time, fluctuated widely and in the future may be subject to similar fluctuations. From March 5, 2008 through March 5, 2009 our stock has traded at a low of $0.38 (September 25, 2008) and a high of $2.00 (November 24, 2008).  The trading price may be affected by a number of factors including the risk factors set forth herein, as well as our operating results, financial condition, general economic conditions, market demand for our common stock, and various other events or factors both in and out of our control. In addition, the sale of our common stock into the public market upon the effectiveness of this registration statement could put downward pressure on the trading price of our common stock. In recent years, broad stock market indices, in general, and smaller capitalization companies, in particular, have experienced substantial price fluctuations. In a volatile market, we may experience wide fluctuations in the market price of our common stock. These fluctuations may have a negative effect on the market price of our common stock.

1420525 ALBERTA LTD., A PRIVATE CORPORATION SOLELY OWNED BY MR. HARMEL RAYAT, OUR FORMER CHIEF FINANCIAL OFFICER, DIRECTOR AND CONTROLLING SHAREHOLDER, OWNS APPROXIMATELY 52% OF OUR ISSUED AND OUTSTANDING STOCK. THIS OWNERSHIP INTEREST MAY PRECLUDE YOU FROM INFLUENCING SIGNIFICANT CORPORATE DECISIONS.

Upon completion of the offering (without giving effect to the exercise of the Series A Warrants and Series B Warrants), 1420525 Alberta Ltd., a private corporation the sole shareholder of which is Harmel S. Rayat, our former  chief financial officer, director and controlling shareholder, will own in the aggregate, 32,639,800 shares or approximately 52% of our outstanding common stock. As a result, Mr. Rayat may be able to exercise a controlling influence over matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions, and will have significant control over our management and policies. Mr. Rayat’s interests may at times be different from yours. For example, he may support proposals and actions with which you may disagree or which are not in your interests. The concentration of ownership could delay or prevent a change in control of our company or otherwise discourage a potential acquirer from attempting to obtain control of our company, which in turn could reduce the price of our common stock. In addition, Mr. Rayat could use his voting influence to maintain our existing management and directors in office, delay or prevent changes of control of our company, or support or reject other management and board proposals that are subject to shareholder approval, such as amendments to our employee stock plans and approvals of significant financing transactions.

WE MAY COMPETE FOR THE TIME AND EFFORTS OF OUR OFFICERS AND DIRECTORS.

Certain of our officers and directors are also officers, directors, and employees of other companies; except for Mr. Cooper, none of our officers and directors anticipate devoting more than approximately five (5%) percent of their time to our matters. We currently have no employment agreements with any of our officers and directors imposing any specific condition on our officers and directors regarding their continued employment by us.

WE HAVE A LARGE NUMBER OF RESTRICTED SHARES OUTSTANDING, A PORTION OF WHICH MAY BE SOLD UNDER RULE 144 WHICH MAY REDUCE THE MARKET PRICE OF OUR SHARES.

Of the 63,075,122 shares of our common stock issued and outstanding as of March 5, 2009, a total of 54,881,800 shares (inclusive of the 32,639,800 shares beneficially owned by 1420525 Alberta Ltd.) are deemed "restricted securities," within the meaning of Rule 144. Absent registration under the Securities Act, the sale of such shares is subject to Rule 144, as promulgated under the Securities Act.

In general, subject to the satisfaction of certain conditions, Rule 144 permits a person who presently is not and who has not been an affiliate of ours for at least three months immediately preceding the sale and who has beneficially owned the shares of common stock for at least six months to sell such shares without regard to any of the volume limitations set forth in Rule 144. This provision may already with respect to the shares issued in connection with the Private Placement, assuming that at such time the relevant criteria of Rule 144 is satisfied by both the selling shareholders owning the restricted shares and ourselves.

Under Rule 144, subject to the satisfaction of certain other conditions, a person deemed to be one of our affiliates, who has beneficially owned restricted shares of our common stock for at least one year is permitted to sell in a brokerage transaction, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or, if our common stock is quoted on a stock exchange, the average weekly trading volume during the four calendar weeks preceding the sale, if greater. This provision currently may apply to the shares owned by 1420525 Alberta Ltd. According, if all of the conditions of Rule 144 to be satisfied by both 1420525 Alberta Ltd. and us at the time of any proposed sale, are satisfied, then 1420525 Alberta Ltd. may sell pursuant to Rule 144, based on the issued and outstanding shares of our common stock, approximately every three months.

The possibility that substantial amounts of our common stock may be sold under Rule 144 into the public market may adversely affect prevailing market prices for the common stock and could impair our ability to raise capital in the future through the sale of equity securities.

THERE ARE OPTIONS AND WARRANTS TO PURCHASE SHARES OF OUR COMMON STOCK CURRENTLY OUTSTANDING.

As of March 5, 2009, we have outstanding options and warrants to purchase an aggregate of 13,050,000 shares of our common stock to various persons and entities. The exercise prices on these options and warrants are as follows: 150,000 stock options at $1.00 per share, 6,450,000 Series A Warrants at $0.60 and 6,450,000 Series B Warrants at $0.75 per share. If issued, the shares underlying these options and warrants would increase the number of shares of our common stock currently outstanding and will dilute the holdings and voting rights of our then-existing shareholders.

WE HAVE THE ABILITY TO ISSUE ADDITIONAL SHARES OF OUR COMMON STOCK WITHOUT ASKING FOR SHAREHOLDER APPROVAL, WHICH COULD CAUSE YOUR INVESTMENT TO BE DILUTED.

Our articles of incorporation authorize the Board of Directors to issue up to 200,000,000 shares of common stock and up to 10,000,000 shares of preferred stock. The power of the Board of Directors to issue shares of common stock or warrants or options to purchase shares of common stock is generally not subject to shareholder approval. Accordingly, any time the Board of Directors determines that it is in the best interests of the corporation to issue shares of its common stock, your investment will be diluted.

WE MAY ISSUE PREFERRED STOCK WHICH MAY HAVE GREATER RIGHTS THAN OUR COMMON STOCK.

We are permitted in our charter to issue up to 10,000,000 shares of preferred stock. Currently no preferred shares are issued and outstanding; however, we can issue shares of our preferred stock in one or more series and can set the terms of the preferred stock without seeking any further approval from our common stockholders. Any preferred stock that we issue may rank ahead of our common stock in terms of dividend priority or liquidation premiums and may have greater voting rights than our common stock. In addition, such preferred stock may contain provisions allowing them to be converted into shares of common stock, which could dilute the value of common stock to current stockholders and could adversely affect the market price, if any, of our common stock.

OUR COMPLIANCE WITH CHANGING LAWS AND RULES REGARDING CORPORATE GOVERNANCE AND PUBLIC DISCLOSURE MAY RESULT IN ADDITIONAL EXPENSES TO US WHICH, IN TURN, MAY ADVERSELY AFFECT OUR ABILITY TO CONTINUE OUR OPERATIONS.

Keeping abreast of, and in compliance with, changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and, in the event we are ever approved for listing on either NASDAQ or a registered exchange, NASDAQ and stock exchange rules, will require an increased amount of management attention and external resources. We intend to continue to invest all reasonably necessary resources to comply with evolving standards, which may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. This could have an adverse impact on our ongoing operations.

BECAUSE OUR COMMON STOCK IS A "PENNY STOCK," YOU MAY FIND IT DIFFICULT TO SELL THE SHARES OF OUR COMMON STOCK YOU ACQUIRED IN THIS OFFERING.

Our common stock is a “penny stock” as that term is defined under Rule 3a51-1 of the Securities Exchange Act of 1934. Generally, a "penny stock" is a common stock that is not listed on a securities exchange and trades for less than $5.00 a share. Prices often are not available to buyers and sellers and the market may be very limited. Penny stocks in start-up companies are among the riskiest equity investments. Broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the U.S. Securities & Exchange Commission. The document provides information about penny stocks and the nature and level of risks involved in investing in the penny stock market. A broker must also give a purchaser, orally or in writing, bid and offer quotations and information regarding broker and salesperson compensation, make a written determination that the penny stock is a suitable investment for the purchaser, and obtain the purchaser's written agreement to the purchase. Many brokers choose not to participate in penny stock transactions. Because of the penny stock rules, there is less trading activity in penny stocks and you are likely to have difficulty selling your shares.

WE DO NOT INTEND TO PAY DIVIDENDS FOR THE FORESEEABLE FUTURE.

We currently intend to retain future earnings, if any, to support the development and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize their investment. Investors seeking cash dividends should not purchase the shares offered by us pursuant to this prospectus.

FINRA SALES PRACTICE REQUIREMENTS MAY ALSO LIMIT A STOCKHOLDER’S ABILITY TO BUY AND SELL OUR STOCK.

In addition to the “penny stock” rules described below, the FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

JULY 2008 FINANCING

On July 28, 2008, we consummated the sale of an aggregate of 6,450,000 units each consisting of one Unit Share, one Series A Warrant to purchase an addition share at a price of $0.60 per share and one Series B Warrant to purchase an additional share of our common stock at a per share purchase price of $0.75, for an aggregate purchase price of $3,200,000 (or $0.50 per unit) pursuant to the terms of a Subscription Agreement effective as of July 28, 2008 with the Selling Stockholders  all of whom were accredited investors, as defined in Rule 501 of Regulation D promulgated under the Securities Act. An additional 50,000 units were issued in payment of legal services in the amount of $25,000.

The securities that were issued to the Investors in the Private Placement were not registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.  In connection with the Subscriptions Agreement we entered into a Registration Rights Agreement dated July 28, 2008 with the Investors. Pursuant to the terms of the Registration Rights Agreement, we have agreed to register the resale of the Private Placement Shares and the Warrant Shares on a registration statement to be filed by us with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended. We  have agreed to use our commercially reasonable efforts to file the registration statement with the SEC within  60 days after July 28, 2008, to cause such registration statement to be declared effective by the SEC within the earlier of 90 days after July 28, 2008 (or, in the event, of a review by the SEC, 150 days after July 28, 2008) or the 5th  business day following the date on which we are notified by the SEC that the SEC will not review the registration statement or that the SEC has no further comments on the registration statement and to cause such registration statement to remain effective for the required registration period.

The Registration Rights Agreement does not provide for any penalties in the event we are not able to meet the aforesaid target dates.

The 6,450,000 shares issued in the Private Placement, the 6,450,000 shares issuable upon exercise, if any, of the Series A Warrants, and the 6,450,000 shares issuable upon exercise, if any, of the outstanding Series B Warrants, are collectively the subject of the registration statement of which this prospectus is part.

The Series A Warrants are exercisable for a period of 18 months at an initial exercise price of $0.60 per share beginning on July 28, 2008. The Series B Warrants are exercisable for a period of twenty-four months at an initial exercise price of $0.75 per share beginning on July 28, 2008. The number of shares issuable upon exercise of the Series A  Warrants and Series B Warrants and the exercise price of the Series A  Warrants and Series B Warrants are adjustable in the event of stock splits, combinations and reclassifications, but not in the event of the issuance by us of additional securities, unless such issuance is at a price per share which is less than the then applicable exercise price of the warrants, in which event then the exercise price shall be reduced and only reduced to equal lower issuance price and the number of shares issuable upon exercise thereof shall be increased such that the aggregate exercise price payable thereunder, after taking into account the decrease in the exercise price, shall be equal to the aggregate exercise price prior to such adjustment.

Pursuant to the Subscription Agreement and the Registration Rights Agreement, we and the Selling Stockholders have made other covenants and representations and warranties regarding matters that are customarily included in financings of this nature.  In the event that during the twelve month period following the Closing Date (July 28, 2008),  we sell shares at a price per share which is less than $0.50  (“Base Share Price”), we are required to issue to the Selling Stockholders the number of shares equal to (1) the quotient of the aggregate purchase price payable under the Securities Purchase Agreement divided by Base Share Price less (2) the quotient of the aggregate purchase price divided by the per share purchase price under the Securities Purchase Agreement.

USE OF PROCEEDS

This prospectus relates to the resale of certain shares of our common stock that may be offered and sold from time to time by the Selling Stockholders. This prospectus also relates to shares of our common stock to be issued to persons who exercise the Series A Warrants and Series B Warrants. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we will receive proceeds from the exercise of any Series A Warrants or Series B Warrants and we will use any such proceeds for working capital purposes.

DETERMINATION OF OFFERING PRICE

The Selling Stockholders will determine at what price they may sell the offered shares, and such sales may be made at prevailing market prices, or at privately negotiated prices. Please refer to “Plan of Distribution.”

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON STOCK
AND RELATED STOCKHOLDER MATTERS

Market Information-the OTCBB

Our common stock is quoted on the OTC Bulletin Board (OTCBB) under the symbol “ETHT.” The OTCBB is a regulated quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter equity securities. The OTCBB is a quotation medium for subscribing members, not an issuer listing service, and should not be confused with The NASDAQ Stock Market.

As of March 5, 2009, there were 63,075,122 shares of our common stock outstanding and held by 318 stockholders of record.  As of March 5, 2009, we had 6,450,000 shares of common stock reserved for issuance upon exercise of outstanding Series A Warrants, 6,450,000 shares of common stock reserved for issuance upon exercise of outstanding Series B Warrants and 150,000 shares of common stock reserved for issuance upon exercise of outstanding stock options. We have no shares of preferred stock issued and outstanding.

Currently, there is only a limited public market for our stock on the OTCBB. You should also note that the OTCBB is not a listing service or exchange, but is instead a dealer quotation service for subscribing members. If our common stock is not quoted on the OTCBB or if a public market for our common stock does not develop, then investors may not be able to resell the shares of our common stock that they have purchased and may lose all of their investment. Even if an active trading market for our common stock develops, the market price of our common stock may be significantly affected by factors such as actual or anticipated fluctuations in our operation results, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the shares of developmental stage companies, which may materially adversely affect the market price of our common stock. Accordingly, investors may find that the price for our securities may be highly volatile and may bear no relationship to our actual financial condition or results of operation.

For the periods indicated, the following table sets forth the high and low per share intra-day sales prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

Fiscal Year 2008	High ($)	Low ($)
Fourth Quarter	$2.00	$0.38
Third Quarter	$0.75	$0.38
Second Quarter	$0.55	$0.41
First Quarter	$0.82	$0.41
Fiscal Year 2007
Fourth Quarter	$0.85	$0.80
Third Quarter	$0.97	$0.62
Second Quarter	$0.69	$0.61
First Quarter	$1.40	$0.60

On March 5, 2009 the closing price of our common stock as reported on the OTCBB was $0.41 per share.

Dividends

We have not paid any dividends on our common stock and our board of directors presently intends to continue a policy of retaining earnings, if any, for use in our operations. The declaration and payment of dividends in the future, of which there can be no assurance, will be determined by the board of directors in light of conditions then existing, including earnings, financial condition, capital requirements and other factors. The Nevada Revised Statutes prohibit us from declaring dividends where, if after giving effect to the distribution of the dividend:

•	We would not be able to pay our debts as they become due in the usual course of business; or
•
Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution.

Except as set forth above, there are no restrictions that currently materially limit our ability to pay dividends or which we reasonably believe are likely to limit materially the future payment of dividends on common stock.

Securities Authorized for Issuance Under Equity Compensation Plans

The Company did not grant any stock options in fiscal years ending December 31, 2007 and 2006.

On December 31, 2007, the Company cancelled 7,230,000 options at $0.01 each which were returned by the holders.  As all options were fully vested, no additional expense was recorded and no consideration was paid to the holders.

On September 12, 2008, the Company granted options to four directors to purchase up to 200,000 shares of the Company’s common stock at an exercise price of $1.00 each. The options vest over a 5 year period resulting in 40,000 shares vesting annually starting from September 12, 2009.

Summary of employee stock option information for the nine months ended September 30, 2008 and year ended December 31, 2007, is as follows:

	Number of Options	Weighted average exercise price
Options outstanding and exercisable at December 31, 2006	7,230,000	$0.01
Options cancelled	(7,230,000)	0.01
Options outstanding and exercisable at December 31, 2007	-
Options granted	200,000	1.00
Options outstanding at September 30, 2008(1)	200,000

Exercisable at September 30, 2008	0
(1)           The 50,000 options granted to Frank Fabio, our former Chief Financial Officer, were cancelled following Mr. Fabio’s resignation on January 9, 2009.

Transfer Agent

The transfer agent of our common stock is Holladay Stock Transfer, Inc., 2939 North 67th Place, Scottsdale, Arizona 85251.

Penny Stock

The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Our stock is currently a “penny stock.” Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Commission, which: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities’ laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form as the Commission shall require by rule or regulation. The broker-dealer also must provide to the customer, prior to effecting any transaction in a penny stock, (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules.

Rule 144

Of the 63,075,122 shares of our common stock issued and outstanding as of March 5, 2009, a total of 54,881,800 shares (inclusive of the 32,639,800 shares beneficially owned by 1420525 Alberta Ltd.) are deemed "restricted securities," within the meaning of Rule 144. Absent registration under the Securities Act, the sale of such shares is subject to Rule 144, as promulgated under the Securities Act.

In general, subject to the satisfaction of certain conditions, Rule 144 permits a person who presently is not and who has not been an affiliate of ours for at least three months immediately preceding the sale and who has beneficially owned the shares of common stock for at least six months to sell such shares without regard to any of the volume limitations set forth in Rule 144. This provision may already apply with respect to the shares issued in connection with the Private Placement, assuming that at such time the relevant criteria of Rule 144 is satisfied by both the selling shareholders owning the restricted shares and ourselves.

Under Rule 144, subject to the satisfaction of certain other conditions, a person deemed to be one of our affiliates, who has beneficially owned restricted shares of our common stock for at least one year is permitted to sell in a brokerage transaction, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or, if our common stock is quoted on a stock exchange, the average weekly trading volume during the four calendar weeks preceding the sale, if greater. This provision currently may apply to the shares owned by 1420525 Alberta Ltd. According, if all of the conditions of Rule 144 to be satisfied by both 1420525 Alberta Ltd. and us at the time of any proposed sale, are satisfied, then 1420525 Alberta Ltd. may sell pursuant to Rule 144, based on the issued and outstanding shares of our common stock as of February 19, 2009, approximately every three months.

The possibility that substantial amounts of our common stock may be sold under Rule 144 into the public market may adversely affect prevailing market prices for the common stock and could impair our ability to raise capital in the future through the sale of equity securities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We are a small independent oil and gas production company with a focus on participation in producing and the re-development/ recompletion of oil and gas wells.

In September 2008, we acquired a 21.75% working interest (16.3125% net revenue interest) in the Cooke #6 well located at the Cooke Ranch field in La Salle County, Texas which has been producing oil and gas from the Escondido formation since 2007.

In September 2008, we acquired a 20.00% working interest (15.00% net revenue interest) in Onnie Ray #1 Well in Lee County, Texas and the Stahl #1 Well in Fayette County, Texas which were subsequently re-entered and are producing gas from the Austin Chalk formation; we also acquired a 20.00% working interest (15.00% net revenue interest) in the Haile #1 Well in Frio County, Texas which is currently scheduled for re-entry operations.

On October 31, 2008 we acquired a 20.00% working interest (15.00% net revenue interest) in Pearce #1 Well in Frio County, Texas.

Incorporated under the laws of the State of Nevada on 1983, we have an authorized capital of 200,000,000 shares of $0.00001 par value common stock, of which 63,075,122 shares are outstanding as of the date of this prospectus and 10,000,000 shares of $0.0001 par value preferred stock, of which none are outstanding.

From 2002 until September 2008, through our wholly-owned subsidiary Email Solutions, Inc., the Company served as an Application Service Provider (“ASP”) providing reliable, real time, high volume outsourced email and search engine optimization services. Due to the limited success of our ASP business, management decided that it was in the best interest of our stockholders to abandon the Application Service Provider business and focus on identifying undervalued oil and gas opportunities for acquisition, development and exploration. The assets and liabilities, the results of operations and cash flows related to the ASP business were not classified as discontinued operations as the amounts were not significant.

Critical Accounting Policies

Preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. However, the accounting principles used by the Company generally do not change the Company’s reported cash flows or liquidity. Generally, accounting rules do not involve a selection among alternatives, but involve a selection of the appropriate policies for applying the basic principles. Interpretation of the existing rules must be done and judgments made on how the specifics of a given rule apply to the Company.

The more significant reporting areas impacted by management’s judgments and estimates are crude oil and natural gas reserve estimation, impairment of assets, and oil and gas sales revenue accruals. Management’s judgments and estimates in these areas are based on information available from both internal and external sources, including engineers, geologists, consultants and historical experience in similar matters. Actual results could differ from the estimates as additional information becomes known. The oil and gas sales revenue accrual is particularly subject to estimates due to the Company’s status as a non-operator on all of its properties. Production information obtained from well operators is substantially delayed. This causes the estimation of recent production, used in the oil and gas revenue accrual, to be subject to some variations.

Full Cost Method of Accounting

The Company has elected to utilize the full cost method of accounting for its oil and gas activities. In accordance with the full-cost method of accounting, all costs associated with the exploration, development and acquisition of oil and natural gas properties, including salaries, benefits and other internal costs directly attributable to these activities are capitalized.  For the nine month period ending September 30, 2008 the company recorded $279,565 net of an impairment loss of $53,800 in capitalized oil and gas property costs.

The full-cost method follows guidance provided in SEC Regulation S-X Rule 4-10, where impairment is determined by the “ceiling test,” whereby to the extent that such capitalized costs subject to amortization in the full-cost pool (net of accumulated depletion, depreciation and amortization, prior impairments, and related tax effects) exceed the present value (using a 10% discount rate) of estimated future net after-tax cash flows from proved oil and natural gas reserves, such excess costs are charged to expense.  Once incurred, an impairment of oil and natural gas properties is not reversible at a later date.  A ceiling test impairment could result in a significant loss for a reporting period; however, future depletion expense would be correspondingly reduced. Impairment of oil and natural gas properties is assessed on a quarterly basis in conjunction with the Company’s quarterly and annual SEC filings. The Company performed the ceiling test for the quarter ended September 30, 2008 and determined that impairment of $53,800 was required.

Revenue Recognition

All revenues are derived from the sale of produced crude oil and natural gas.  Payment for the revenue, net of related taxes and lease operating expenses, is received from the operator of the wells approximately 45 days after the month of delivery.  Due to our recent acquisition of working interest in oil properties, we have not received revenue and expense summaries from the operators of these properties. With the lack of this information or historical operating results, management has no basis for developing a reasonable estimate.  Accordingly, no revenue or expense was recognized as of September 30, 2008.  As we begin to accumulate an operating result history, we will establish a methodology for estimations in order to accrue revenue and expenses in the month earned.

Results of Operations

Because we have changed our business in 2008, a comparison of the results of operations for the nine months ended September 30, 2008 with the comparable prior year period would not provide meaningful information to prospective investors.

On September 12, 2008, the Company granted to three directors and one officer, options to purchase up to 200,000 shares (50,000 per grant) of the Company’s common stock at an exercise price of $1.00 each. The options vest over a 5 year period resulting in 40,000 shares (10,000 per grant) vesting annually starting from September 12, 2009. The 50,000 options granted to Frank Fabio, our former Chief Financial Officer, were cancelled following Mr. Fabio’s resignation on January 9, 2009.

The fair value of the 200,000 options granted was estimated at $0.73 each, for a total of amount of $145,346, by using the Black-Scholes Option Pricing Model with the following assumptions: dividend yield of 0%, expected volatility of 195.38%, risk-free interest rates of 2.97%, and expected lives of 5 years.

During the nine months ended September 30, 2008, compensation expense of $2,766 (2007: nil) was recognized.  As the Company has had no options outstanding since December 31, 2007, no stock-based compensation has been recognized until the grant on September 12, 2008. The Company had $142,581 of total unrecognized compensation cost related to unvested stock options as of September 30, 2008.

Fiscal Years Ended December 31, 2007 and 2006

Revenues:  The Company generated no revenues for the years ended December 31, 2007 and December 31, 2006.

General and Administrative Expenses:  During 2007, the Company incurred $27,610 in general and administrative expenses, a decrease of 67% over 2006 expenses of $82,904.  The increase is primarily attributable to a decrease in professional and management fees.

Interest Income:  Interest income was $2,928 and $1,862 for the years ended December 31, 2007, and 2006, respectively. Interest earned in the future will be dependent on Company funding cycles and prevailing interest rates.

Provision for Income Taxes:  As of December 31, 2007, the Company's accumulated deficit was $3,817,888, and as a result, there has been no provision for income taxes to date.

Net Loss:  For the year ended December 31, 2007, the Company recorded a net loss of $24,682, a decrease of 45%, compared to a net loss of $45,004 for the same period in 2006. The decrease is primarily as a result of the lower professional and management fees.

Liquidity and Capital Resources

As of September 30, 2008, the Company had a cash balance of $2,859,798. The Company has financed its operations primarily from cash on hand and funds from the July 28, 2008 private placement.

Net cash flows used in operating activities was ($53,143) for the nine month period ending September 30, 2008, compared to net cash provided of $57,338 for the same period in 2007.

On July 28, 2008, the Company completed a $3,200,000 self-directed private placement.  The Private Placement consisted of the sale of 6,450,000 units at a price of $0.50 per Unit or $3,225,000 in the aggregate. The Units were offered and sold to a total of 6 investors, all of whom were accredited investors. Each unit consisted of one share of the Company’s common stock, one Series A Warrant to purchase a share of common stock at $0.60 per share for a period of 18 months from the date of issuance and one Series B Warrant to purchase a share of common stock at $0.75 per share for a period of 24 months from the date of issuance. In addition, 50,000 units were issued in payment of legal fees in the amount of $25,000.

Due to the "start up" nature of the Company's businesses, the Company expects to incur losses as it expands. The Company expects to raise additional funds through private or public equity investment in order to expand the range and scope of its business operations. The Company will seek access to private or public equity but there is no assurance that such additional funds will be available for the Company to finance its operations on acceptable terms, if at all. See "Risk Factors" for additional details.

Related Party Transactions

Management fees:  During the three months and nine months ended September 30, 2008, the Company paid $11,000 (2007: $nil) and $1,500 (2007: $1,500) in management fees to directors respectively. During the year ended December 31, 2007, the Company paid $1,500 (2006: $7,800) in management fees to directors.

Accounts payable – related party:  As of September 1, 2008, the Company settled all amounts owed to Mr. Harmel S. Rayat, a former director and majority shareholder for $23,812 outstanding for management fees (December 31, 2007: $23,812).  The amount outstanding was written-off to additional-paid-in-capital.

Rent: Until August 31, 2008, the Company’s administrative office was located at 1628 West 1st Avenue, Suite 216, Vancouver, British Columbia, Canada, V6J 1G1. This premise is owned by a private corporation controlled by Mr. Harmel S. Rayat, a former director and majority shareholder. The Company paid rent of $1,371 (2007: $1,983) and $5,568 (2007: $5,670) for the three months and nine months ended September 30, 2008. The Company paid a monthly rent of C$700 effective from April 1, 2006. The Company paid rent of $7,812 (2006: $5,631) for the year ended December 31, 2007.

Effective September 1, 2008, the Company closed its administrative office in Vancouver, British Columbia, Canada, terminating all of its employees.  There were no severance arrangements with any of the terminated employees.

On December 31, 2007, 40,000,000 common shares owned by Mr. Harmel S. Rayat, a former director officer, as well as our controlling shareholder, were returned to the Company for cancellation and for no consideration. These shares were originally subscribed for at $0.0033 per share.

All related party transactions are recorded at the exchange amount established and agreed to between related parties and are in the normal course of business.

Our Oil and Gas Interests

We are a small independent diversified energy company engaged in the acquisition and development of crude oil and natural gas interests in the United States.  We pursue oil and gas prospects in partnership with oil and gas companies with exploration, development and production expertise.  Our prospect areas consist of land in La Salle County, Fayette County and Frio County, Texas.

In September 2008, we acquired a 21.75% working interest (16.3125% net revenue interest) in the Cooke #6 well located at the Cooke Ranch field in La Salle County, Texas which has been producing oil and gas from the Escondido formation since 2007.

In September 2008, we also acquired a 20% working interest (15% net revenue interest) in Onnie Ray #1 Well in Lee County, Texas and the Stahl #1 Well in Fayette County, Texas which were subsequently re-entered and are producing gas from the Austin Chalk formation; we also acquired a 20% working interest (15% net revenue interest) in the Haile #1 Well in Frio County, Texas which is currently scheduled for re-entry operations.

On October 31, 2008 we acquired a 20% working interest (15% net revenue interest) in Pearce #1 Well in Frio County, Texas.

The following table sets forth a summary of our current oil and gas interests:

Well	Location	Interest

Cooke #6	LaSalle County Texas	21.75% working interest (16.135% net revenue interest)
Stahl #1	Fayette County, Texas	20.00% working interest (15% net revenue interest)
Onnie Ray #1	Lee County, Texas	20.00% working interest (15% net revenue interest)
Haile #1	Frio County, Texas	20.00% working interest (15% net revenue interest)
Pearce #1	Frio County, Texas	20.00% working interest (15% net revenue interest)

Capitalized costs associated with oil and gas properties as of September 30, 2008 can be summarized as follows:

	Acquisition Costs	Exploration Costs	Development Costs	Total
Cooke #6	$181,535	$-	$-	$181,535
Onnie Ray #1	37,400	-	-	37,400
Haile #1	77,015	-	-	77,015
Stahl #1	37,415	-	-	37,415
	333,365	-	-	333,365

Impairment of oil properties				(53,800)

Net capitalized costs				$279,565

We plan to grow our business by acquiring (i) low risk in-field oil and gas rights that are primarily developmental in nature that offset existing production and (ii) energy services companies that when combined with our management expertise in that area will display strong top line growth and cash flows.

Since inception, we have funded our operations primarily from private placements of our common stock and debt issuances.  Although we expect that, during the next 12 months, our operating capital needs will be met from our current economic resources and by additional private capital stock transactions, there can be no assurance that funds required will be available on terms acceptable to us or at all. Without additional financing, we expect that our current working capital will be able to fund our operations through October 2007. If we are unable to raise sufficient funds on terms acceptable to us, we may be unable to complete our business plan. If equity financing is available to us on acceptable terms, it could result in additional dilution to our stockholders.

As of September 30, 2008, we have yet to generate any revenues from operations of our new core business. From inception to September 30, 2008, we have accumulated losses of approximately $3,961,219 and expect to incur further losses in the development of our business, all of which casts doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to generate future profitable operations and/or to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they become due.

Additional Financing

We will require additional financing in order to complete our stated plan of operations for the next twelve months. There can be no assurance, however, that such financing will be available or, if it is available, that we will be able to structure such financing on terms acceptable to us and that it will be sufficient to fund our cash requirements until we can reach a level of profitable operations and positive cash flows. If we are unable to obtain the financing necessary to support our operations, we may be unable to continue as a going concern. We currently have no firm commitments for any additional capital.

The trading price of our shares of common stock and a downturn in the United States stock and debt markets could make it more difficult to obtain financing through the issuance of equity or debt securities. Even if we are able to raise the funds required, it is possible that we could incur unexpected costs and expenses, or experience unexpected cash requirements that would force us to seek alternative financing. Further, if we issue additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our shares of common stock. If additional financing is not available or is not available on acceptable terms, we will have to curtail our operations.

Variables and Trends

We have very limited history with respect to our acquisition and development of oil and gas properties.  In the event we are able to obtain the necessary financing to move forward with our business plan, we expect our expenses to increase significantly as we grow our business.  Accordingly, the comparison of the financial data for the periods presented may not be a meaningful indicator of our future performance and must be considered in light these circumstances.

Off Balance Sheet Arrangements

The Company has no off-balance sheet arrangements.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157), which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair-value measurements required under other accounting pronouncements. It does not change existing guidance as to whether or not an instrument is carried at fair value. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. In February 2008, the FASB issued FASB Staff Position No. FAS 157-1 (FSP FAS 157-1), which excludes SFAS No. 13, “Accounting for Leases” and certain other accounting pronouncements that address fair value measurements under SFAS 13, from the scope of SFAS 157. In February 2008, the FASB issued FASB Staff Position No. 157-2 (FSP 157-2), which provides a one-year delayed application of SFAS 157 for nonfinancial assets and liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The Company is required to adopt SFAS 157 as amended by FSP FAS 157-1 and FSP FAS 157-2 on February 19, 2009, the beginning of its fiscal year 2009.  The Company does not expect the application of SFAS No. 157 to have a material effect on the Company’s consolidated financial statements.

In October 2008, the FASB issued FASB Staff Position No. FAS 157-3, “Determining the Fair Value of a Financial Asset in a Market That Is Not Active” (FSP 157-3), which clarifies the application of SFAS 157 when the market for a financial asset is inactive. Specifically, FSP 157-3 clarifies how (1) management’s internal assumptions should be considered in measuring fair value when observable data are not present, (2) observable market information from an inactive market should be taken into account, and (3) the use of broker quotes or pricing services should be considered in assessing the relevance of observable and unobservable data to measure fair value. The guidance in FSP 157-3 is effective immediately and will apply to the Company upon adoption of SFAS 157.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment to FASB No. 115” (SFAS 159). Under SFAS 159, entities may elect to measure specified financial instruments and warranty and insurance contracts at fair value on a contract-by-contract basis, with changes in fair value recognized in earnings each reporting period. The election, called the fair value option, will enable entities to achieve an offset accounting effect for changes in fair value of certain related assets and liabilities without having to apply more complex hedge accounting provisions.  SFAS No. 159 is effective for fiscal years beginning after November 15, 2007.  The Company did not elect the fair value option for any of its existing financial assets or financial liabilities; therefore, this statement did not have a material impact on the Company’s consolidated financial statements.

In June 2008, the FASB issued Staff Position EITF 03-06-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (FSP EITF 03-06-1). FSP EITF 03-06-1 provides that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method in SFAS No. 128, “Earnings per Share”.   EITF 03-06-1 did not have any impact on the Company’s consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an Amendment of Accounting Research Bulletin No 51” (SFAS 160). SFAS 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, changes in a parent’s ownership of a noncontrolling interest, calculation and disclosure of the consolidated net income attributable to the parent and the noncontrolling interest, changes in a parent’s ownership interest while the parent retains its controlling financial interest and fair value measurement of any retained noncontrolling equity investment. SFAS 160 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The Company must adopt SFAS 160 on February 19, 2009, the beginning of its fiscal year 2009.  The Company does not expect the application of SFAS No. 160 to have a material effect on the consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141R, “Business Combinations” (SFAS 141R), which establishes principles and requirements for the reporting entity in a business combination, including recognition and measurement in the financial statements of the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, and interim periods within those fiscal years. The Company must adopt SFAS 141R on February 19, 2009, the beginning of its fiscal year 2009.  The Company does not expect the application of SFAS 141R to have a material effect on the consolidated financial statements.

DESCRIPTION OF OUR BUSINESS AND PROPERTIES

You should rely only on the information contained in this prospectus or any supplement hereto. We have not authorized anyone to provide you with different information. If anyone provides you with different information you should not rely on it. We are not making an offer to sell the shares in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus regardless of the date of delivery of this prospectus or any supplement hereto, or the sale of the shares.  Our business, financial condition, results of operations and prospects may have changed since that date.

We obtained statistical data and certain other industry forecasts used throughout this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Similarly, while we believe that the statistical and industry data and forecasts and market research used herein are reliable, we have not independently verified such data. We have not sought the consent of the sources to refer to their reports or articles in this prospectus.

Overview

We are a small independent diversified energy company engaged in the acquisition and development of crude oil and natural gas interests in the United States.  We pursue oil and gas prospects in partnership with oil and gas companies with exploration, development and production expertise.  Our prospect areas consist of land in La Salle County, Lee County, Fayette County and Frio County, Texas.

Properties

In September 2008, the Company acquired a 21.75% working interest (16.3125% net revenue interest) in the Cooke #6 well located at the Cooke Ranch field in La Salle County, Texas which has been producing oil and gas from the Escondido formation since 2007. In September 2008, the Company acquired a 20.00% working interest (15.00% net revenue interest) in Onnie Ray #1 Well in Lee County, Texas and the Stahl #1 Well in Fayette County, Texas which were subsequently re-entered and are producing gas from the Austin Chalk formation and a 20.00% working interest (15.00% net revenue interest) in the Haile #1 Well in Frio County, Texas which is currently scheduled for re-entry operations.

On October 31, 2008 we acquired a 20.00% working interest (15.00% net revenue interest) in Pearce #1 Well in Frio County, Texas.

Capitalized costs associated with oil and gas properties as of September 30, 2008 can be summarized as follows:

	Acquisition Costs	Exploration Costs	Development Costs	Total
Cooke #6	$181,535	$-	$-	$181,535
Onnie Ray #1	37,400	-	-	37,400
Haile #1	77,015	-	-	77,015
Stahl #1	37,415	-	-	37,415
	333,365	-	-	333,365

Impairment of oil properties				(53,800)

Net capitalized costs				$279,565

Exploratory and Development Wells Drilled

We did not participate in the drilling of any wells during the last three fiscal years.

We are not obligated to provide quantities of oil or gas in the future under existing contracts or agreements.  We have not filed any reports containing oil or gas reserve estimates with any federal or foreign governmental authority or agency within the past 12 months.

Strategy

Subject to economic conditions affecting the oil and gas industry, our strategy is to identify and acquire (i) low risk in-field oil and gas rights that are primarily developmental in nature that offset existing production and (ii) energy services companies that when combined with our management expertise in that area will display strong top line growth and cash flows.

Governmental Regulations

Our operations are affected from time to time in varying degrees by political developments and U.S. federal, state, and local laws and regulations.  In particular, natural gas and crude oil production and related operations are, or have been, subject to price controls, taxes and other laws and regulations relating to the industry.  Failure to comply with such laws and regulations can result in substantial penalties.  The regulatory burden on the industry increases our cost of doing business and affects our profitability. Although we believe we are in substantial compliance with all applicable laws and regulations, such laws and regulations are frequently amended or reinterpreted so we are unable to predict the future cost or impact of complying with such laws and regulations.

Environmental Matters

Our natural gas and crude oil exploration, development and production operations are subject to stringent U.S. federal, state and local laws governing the discharge of materials into the environment or otherwise relating to environmental protection.  Numerous governmental agencies, such as the U.S. Environmental Protection Agency (“EPA”), issue regulations to implement and enforce such laws, and compliance is often difficult and costly.  Failure to comply may result in substantial costs and expenses, including possible civil and criminal penalties. These laws and regulations may:

•	require the acquisition of a permit before drilling commences;

•	restrict the types, quantities and concentrations of various substances that can be released into the environment in connection with drilling, production and processing activities;

•	limit or prohibit drilling activities on certain lands lying within wilderness, wetlands, frontier and other protected areas;

•	require remedial action to prevent pollution from former operations such as plugging abandoned wells; and

•	impose substantial liabilities for pollution resulting from operations.

In addition, these laws, rules and regulations may restrict the rate of natural gas and crude oil production below the rate that would otherwise exist.  The regulatory burden on the industry increases the cost of doing business and consequently affects our profitability.  Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent and costly waste handling, disposal or clean-up requirements could adversely affect our financial position, results of operations and cash flows.  While we believe that we are in substantial compliance with current applicable environmental laws and regulations, and we have not experienced any materially adverse effect from compliance with these environmental requirements, we cannot assure you that this will continue in the future.

The U.S. Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), also known as the “Superfund” law, imposes liability, without regard to fault or the legality of the original conduct, on certain classes of persons who are considered to be responsible for the release of a “hazardous substance” into the environment.  These persons include the present or past owners or operators of the disposal site or sites where the release occurred and the companies that transported or arranged for the disposal of the hazardous substances at the site where the release occurred.  Under CERCLA, such persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies.  It is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damages allegedly caused by the release of hazardous substances or other pollutants into the environment.  Furthermore, although petroleum, including natural gas and crude oil, is exempt from CERCLA, at least two courts have ruled that certain wastes associated with the production of crude oil may be classified as “hazardous substances” under CERCLA and thus such wastes may become subject to liability and regulation under CERCLA.  State initiatives to further regulate the disposal of crude oil and natural gas wastes are also pending in certain states, and these various initiatives could have adverse impacts on us.

Stricter standards in environmental legislation may be imposed on the industry in the future.  For instance, legislation has been proposed in the U.S. Congress from time to time that would reclassify certain exploration and production wastes as “hazardous wastes” and make the reclassified wastes subject to more stringent handling, disposal and clean-up restrictions.  Compliance with environmental requirements generally could have a materially adverse effect upon our financial position, results of operations and cash flows.  Although we have not experienced any materially adverse effect from compliance with environmental requirements, we cannot assure you that this will continue in the future.

The U.S. Federal Water Pollution Control Act (“FWPCA”) imposes restrictions and strict controls regarding the discharge of produced waters and other petroleum wastes into navigable waters.  Permits must be obtained to discharge pollutants into state and federal waters.  The FWPCA and analogous state laws provide for civil, criminal and administrative penalties for any unauthorized discharges of crude oil and other hazardous substances in reportable quantities and may impose substantial potential liability for the costs of removal, remediation and damages.  Federal effluent limitations guidelines prohibit the discharge of produced water and sand, and some other substances related to the natural gas and crude oil industry, into coastal waters.  Although the costs to comply with zero discharge mandated under federal or state law may be significant, the entire industry will experience similar costs and we believe that these costs will not have a materially adverse impact on our financial condition and results of operations.  Some oil and gas exploration and production facilities are required to obtain permits for their storm water discharges.  Costs may be incurred in connection with treatment of wastewater or developing storm water pollution prevention plans.

The U.S. Resource Conservation and Recovery Act (“RCRA”), generally does not regulate most wastes generated by the exploration and production of natural gas and crude oil.  RCRA specifically excludes from the definition of hazardous waste “drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy.”  However, these wastes may be regulated by the EPA or state agencies as solid waste.  Moreover, ordinary industrial wastes, such as paint wastes, waste solvents, laboratory wastes and waste compressor oils, are regulated as hazardous wastes.  Although the costs of managing solid hazardous waste may be significant, we do not expect to experience more burdensome costs than would be borne by similarly situated companies in the industry.

In addition, the U.S. Oil Pollution Act (“OPA”) requires owners and operators of facilities that could be the source of an oil spill into “waters of the United States,” a term defined to include rivers, creeks, wetlands and coastal waters, to adopt and implement plans and procedures to prevent any spill of oil into any waters of the United States.  OPA also requires affected facility owners and operators to demonstrate that they have at least $35 million in financial resources to pay for the costs of cleaning up an oil spill and compensating any parties damaged by an oil spill.  Substantial civil and criminal fines and penalties can be imposed for violations of OPA and other environmental statutes.

Competition

Competition in the oil and gas industry is extreme.  We compete with major oil companies, large and small independents, and individuals for the acquisition of leases and properties.  Most competitors have financial and other resources which substantially exceed ours.  Resources of our competitors may allow them to pay more for desirable leases and to evaluate, bid for and purchase a greater number of properties or prospects than us.  Our ability to replace and expand our reserves is dependent on our ability to select and acquire producing properties and prospects for future drilling.

Employees

We currently have no full-time employees.  All of our activities are conducted through contracting geologists engineers, operators and other oil and gas professionals.

Non Oil and Gas Properties

On September 10, 2008 we entered into a one year operating lease agreement with a non-affiliate for our corporate office, located at 888 3rd Street SW, Suite 1000, Calgary, AB   Canada T2P 5C5.  The monthly rent is $315 CDN.

Legal Proceedings

We are currently not a party to any material pending legal proceedings or government actions, including any bankruptcy, receivership, or similar proceedings. In addition, management is not aware of any known litigation or liabilities involving the operators of our properties that could affect our operations. Should any liabilities incur in the future, they will be accrued based on management’s best estimate of the potential loss. As such, there is no adverse effect on our financial position, results of operations or cash flow at this time. Furthermore, we do not believe that there are any proceedings to which any of our directors, officers, or affiliates, any owner of record of the beneficially or more than five percent of our common stock, or any associate of any such director, officer, affiliate, or security holder is a party adverse or has a material interest adverse to us.

DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS

Directors and Executive Officers

The following table sets forth the names of all of our current directors and executive officers. We have a Board of Directors comprised of four members. Executive officers serve at the discretion of the Board of Directors and are appointed by the Board of Directors. Each director holds office until a successor is duly elected or appointed.  Officers are elected annually by the Board of Directors and serve at the discretion of the board.

Also provided herein are brief descriptions of the business experience of each of the directors and officers during the past five years, and an indication of directorships held by each director in other companies subject to the reporting requirements under the Federal securities law.  As of the date of this prospectus, the members of our Board of Directors and our executive officers were as follows:

Biographical Information

Derek J. Cooper

Mr. Cooper earned his Bachelor of Science degree in Physics in 2001 and his Bachelor of Applied Science in Geological Engineering in 2005, both at the University of British Columbia. From January 2003 through September 2003, Mr. Derek Cooper joined Syncrude Canada Ltd., the world's largest producer of crude oil from oil sands.  While completing his Applied Sciences degree, from June 2004 thru September 2004, Mr. Cooper undertook and completed a near-term engineering-exploration contract with Stealth Minerals Ltd.  From 2005 to March 2008, Mr. Cooper worked at Elk Valley Coal, the world's second largest producer of metallurgical coal, as a Planning Engineer. In April 2008, Mr. Cooper joined TransAlta Utilities, as an Intermediate Engineer in the Fuel Supply Group where he performs life-of-mine planning, costing, and capital equipment selection as well as scoping/feasibility projects. Mr. Cooper joined the Company as Director onSeptember 12, 2008. Mr. Cooper also serves as a director and officer of International Energy, Inc.

Jeet Sidhu

Mr. Sidhu graduated from the British Columbia Institute of Technology with a Diploma in Corporate Finance in 1995. Since 2002, Mr. Sidhu has been Vice-President of Montgomery Asset Management Corporation, a privately held firm providing financial and management consulting services to emerging growth corporations.

Christian Hudson

Mr. Hudson earned a Bachelor of Arts degree in Economics from the University of California, Santa Barbara in 1987 and also earned a Masters in Business Administration from Columbia University in 1991.  From 2002 to 2008, Mr. Hudson served as Chief Information Officer at Swiss American Securities Inc., member of the Credit Suisse Group.  Mr. Hudson is currently pursuing entrepreneurial opportunities within Financial Services and Real Estate markets.

Recent Management Changes

We have recently experienced a change in our management and Board of Directors.

Effective on September 12, 2008, each of Messrs. Harmel S. Rayat and Timothy N. Luu resigned from the Company’s Board of Directors and as an officer of the Company in order to pursue other interests and not as a result of any disagreement between himself and the Company.

Effective September 12, 2008, the Board of Directors appointed Mr. Derek Cooper to serve as the Company’s President and Chief Executive Officer.

Effective September 12, 2008, the Board of Directors appointed Mr. Jeet Sidhu to serve as a director of the Company, and to serve as such until the next annual meeting of the Company’s shareholders and until his successor shall have been duly elected and qualified.

Effective September 12, 2008, the Board of Directors appointed Mr. Christian Hudson to serve as a director of the Company, and to serve as such until the next annual meeting of the Company’s shareholders and until his successor shall have been duly elected and qualified.

Effective September 12, 2008, Mr. Frank Fabio was appointed our Chief Financial Officer; Mr. Fabio resigned on January 9, 2009.

The directors are elected to one-year terms.  Each director holds office until the expiration of the director’s term, until the director’s successor has been duly elected and qualified or until the earlier of such director’s resignation, removal or death.  Our board of directors does not have an audit or any other committee. The officers serve at the pleasure of the Board of Directors.

Compensation of Directors

Our Board of Directors determines the non-employee directors’ compensation for serving on the Board and its committees. In establishing director compensation, the Board is guided by the following goals:

•
Compensation should consist of a combination of cash and equity awards that are designed to fairly pay the directors for work required on behalf of a company of the size and scope of Entheos Technologies, Inc.;

•	Compensation should align the directors’ interests with the long-term interests of stockholders; and

•	Compensation should assist with attracting and retaining qualified directors.

The Company does not pay director compensation to directors who are also employees. Non-employee directors receive between $2,000 and $2,500 per month for their services as directors; each is entitled to be reimbursed for reasonable and necessary expenses incurred on our behalf.  During the nine months ended September 30 2008 and the years ended December 31, 2007 and 2006, $11,000, $1,500 and $31,800 respectively was paid to directors for services rendered. Please refer to “Executive Compensation” below.

On September 12, 2008, the Company granted stock options to purchase a total of 50,000 shares of common stock to each of Messrs. Cooper, Sidhu, Hudson and Fabio.  Each of the stock options has an exercise price of $1.00 per share, the closing price of the Company’s common stock on September 12, 2008.  Each option vests in five equal annual installments of 10,000 options commencing on September 12, 2009, and annually thereafter. Under the terms of the stock option agreements, the agreements will terminate and there will be no further vesting of options effective as of the date that the board member ceases to be a director of the Company.  The fair value of each stock option was $0.73at the time of grant, for a total of $145,346.  The fair value was estimated using the Black-Scholes option pricing model with the following weighted average assumptions:  expected volatility of 195.38%, risk-free interest rate of 2.97%, expected life of 5years, and a 0% dividend yield.  The Company recognized $2,766 as management fees during the three months ended September 30, 2008 related to these stock option grants.

Directors’ and Officers’ Liability Insurance

We do not currently maintain directors and officers liability insurance coverage. We are currently reviewing insurance policies and anticipate obtaining coverage for our board of directors and officers.

Family Relationships and Other Matters

There are no family relationships between any of our directors, executive officers and other key personnel.

Legal Proceedings

During the past five years, except as set forth below, none of our directors, executive officers, promoters or control persons has been:

•
the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•	convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•
subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

•	found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

Director Independence

We are not listed on a US securities exchange and, therefore, not subject to the corporate governance requirements of any such exchange, including those related to the independence of directors. However, at this time, after considering all of the relevant facts and circumstances our, Board of Directors has determined that each of Messrs. Sidhu and Hudson are independent from the Company’s management and qualify as “independent directors” under the standards of independence under the applicable National Association of Securities Dealers (“NASD”) listing standards.  This means that, in the judgment of the Board of Directors, none of those directors (1) is an officer or employee of the Company or its subsidiaries or (2) has any direct or indirect relationship with the Company that would interfere with the exercise of his independent judgment in carrying out the responsibilities of a director. As a result, the Company has a majority of independent directors as required by the NASD listing standards. Upon our listing on any national securities exchange or any inter-dealer quotation system, we will elect such independent directors as is necessary under the rules of any such securities exchange.

Board Committees and Corporate Governance

Audit Committee

The Board does not currently have a standing Audit Committee.  The full Board performs the principal functions of the Audit Committee.  The full Board monitors the Company's financial reporting process and internal control system and reviews and appraises the audit efforts of the Company's independent accountants.

Compensation Committee

The Board does not currently have a standing Compensation Committee.  The full Board establishes overall compensation policies for the Company and reviews recommendations submitted by the Company’s management.

Nominating Committee

The Board does not currently have a standing Nominating Committee.

Code of Ethics

Our Board of Directors has adopted a Code of Ethics that establishes the standards of ethical conduct applicable to all directors, officers and employees of our company. The code addresses, among other things, conflicts of interest, compliance with disclosure controls and procedures and internal control over financial reporting, corporate opportunities and confidentiality requirements. We have also adopted Corporate Governance Guidelines applicable to our Board of Directors.

EXECUTIVE COMPENSATION

The following table shows, for the three-year period ended December 31, 2007, the cash compensation paid by the Company, as well as certain other compensation paid for such year, to the Company's Chief Executive Officer and the Company's other most highly compensated executive officers. No executive officer of the Company had a total annual salary and bonus for the fiscal year ended December 31, 2008 that exceeded $100,000.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Other	Securities Underlying Options Granted	All Other Compensation
Harmel S. Rayat (1)	2007	$0	$0	$0	0	$0
President, CEO,	2006	$0	$0	$4,500	0	$0
Chief Financial Officer	2005	$0	$0	$3,600	0	$0
and Director

Tim Luu (1)	2007	$0	$0	$3,000	0	$0
Secretary, Treasurer	2006	$0	$0	$3,300	0	$0
Chief Technology Officer	2005	$0	$0	$3,150	0	$0
and Director

(1) Each of Messrs. Rayat and Luu resigned all of their respective positions with the Company on September 12, 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of February 19, 2009 by:

•	each person (or group of affiliated persons) who is known by us to beneficially own 5% or more of our common stock;
•	each of our directors;
•	each of our named executive officers; and
•	all of our directors and executive officers as a group.

The percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Under the rules of the Securities and Exchange Commission, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of the security. Except as indicated in the footnotes to this table, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned and each person's address is c/o our principal office address(unless otherwise indicated) at 888 3rd Street, Suite 1000, Calgary, Alberta, T2P 5C5.

Person or Group	Number of Shares of Common Stock		Percent

Derek Cooper	0	(1)(2)(3)	0.0%
888 3rd Street SW, Suite 1000
Calgary, AB T2P 5C5

Christian Hudson	0	(1)(2)	0.0%
888 3rd Street SW, Suite 1000
Calgary, AB T2P 5C5

Jeet Sidhu	0	(1)(2)	0.0%
888 3rd Street SW, Suite 1000
Calgary, AB T2P 5C5

Frank Fabio	0	(1)(4)	0.0%
888 3rd Street SW, Suite 1000
Calgary, AB T2P 5C5

1420525 Alberta Ltd. (5)(6)	32,639,800	(6)	52%
1628 West 1st Avenue, Suite 216
Vancouver, BC V6J 1G1

Directors and Executive Officers	0		0.0%
as a group (4 persons)

(1) 200,000 stock options (50,000 to each of Messrs. Cooper, Hudson, Fabio and Sidhu) were granted on September 12, 2008; the exercise price per share is $1.00; the options vest at the rate of 10,000 per annum in arrears commencing September 12, 2009.

(2) Each of Messrs. Cooper, Hudson and Sidhu were appointed to the Company’s Board of Directors on September 12, 2008.

(3) Mr. Cooper was appointed the Company’s Chief Executive Officer and President on September 12, 2008.

(4) Mr. Fabio was appointed the Company’s Chief Financial Officer and Secretary on September 12, 2008 and resigned on January 9, 2009. Under the terms of his Option Agreement the unvested options terminated immediately. None of Mr. Fabio’s options had vested.

(5) 1420525 Alberta Ltd. Is a private corporation the sole shareholder of which is Harmel S. Rayat; Mr. Rayat was our former Chief Executive Officer, Chief Financial Officer, Secretary and director. Mr. Rayat resigned his positions with us on September 12, 2008.

(6) Does not include 6,000,000 shares held in trust for the benefit of Mr. Rayat’s children over which Mr. Rayat has neither voting nor disposition authority; Mr. Rayat disclaims any beneficially ownership interest in and to such shares.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Management fees:  During the three months and nine months ended September 30, 2008, the Company paid $11,000 (2007: $nil) and $1,500 (2007: $1,500) in management fees to directors respectively.  During the year ended December 31, 2007, the Company paid $1,500 (2006: $7,800) in management fees to directors.

Accounts payable – related party:  As of September 1, 2008, the Company settled all amounts owed a former director and majority shareholder for $23,812 outstanding for management fees (December 31, 2007: $23,812).  The amount outstanding was written-off to additional-paid-in-capital.

Rent: Until August 31, 2008, the Company’s administrative office was located at 1628 West 1st Avenue, Suite 216, Vancouver, British Columbia, Canada, V6J 1G1. This premise is owned by a private corporation controlled by a former director and majority shareholder. The Company paid rent of $1,371 (2007: $1,983) and $5,568 (2007: $5,670) for the three months and nine months ended September 30, 2008. Effective September 1, 2008, the Company closed its administrative office in Vancouver, British Columbia, Canada, terminating all of its employees.  There were no severance arrangements with any of the terminated employees. The Company paid a monthly rent of C$700 effective from April 1, 2006. The Company paid rent of $7,812 (2006: $5,631) for the year ended December 31, 2007.

On December 31, 2007, 40,000,000 common shares owned by Mr. Harmel S. Rayat, a director and major shareholder of the Company, originally subscribed for at $0.0033 each were returned to the Company for cancellation and for no consideration.

All related party transactions are recorded at the exchange amount established and agreed to between related parties and are in the normal course of business.

DESCRIPTION OF SECURITIES

General

We are authorized to issue up to 200,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock having a par value of $0.01 per share.

As of March 5, 2009, a total of 63,075,122 shares of our common stock were issued and outstanding; no shares of preferred stock were issued and outstanding. All of the outstanding and issued capital stock is, and will be, fully paid and non-assessable.

Common Stock

The holders of common stock are entitled to one vote per share. Our certificate of incorporation does not provide for cumulative voting. The holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of legally available funds. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the board of directors and issued in the future.

Preferred Stock

Our Articles of Incorporation vests our Board of Directors with authority to divide the preferred stock into series and to fix and determine the relative rights and preferences of the shares of any such series so established to the full extent permitted by the laws of the State of Nevada and the Articles of Incorporation.

Holders of the preferred stock are entitled to one vote for each share held of record. Holders of the preferred stock vote with holders of the common stock as one class. There are no shares of preferred stock issued and outstanding.

Warrants

There are currently 6,450,000 Series A Warrants issued and outstanding. Each Series A Warrant gives its holder the right to purchase one share of common stock for $0.60. The Series A Warrants expire on January 28, 2010.

There are currently 6,450,000 Series B Warrants issued and outstanding. Each Series B Warrant gives its holder the right to purchase one share of common stock for $0.75. The Series B Warrants expire on July 28, 2010

Options

As of February 19, 2009, 150,000 stock options were outstanding under our stock option plan and  20,000,000 shares were available for future grants under our Plan. Holders of options do not have any of the rights or privileges of our stockholders, including voting rights, prior to exercise of the options. The number of shares of common stock for which these options are exercisable and the exercise price of these options are subject to proportional adjustment for stock splits and similar changes affecting our common stock. We have reserved sufficient shares of authorized common stock to cover the issuance of common stock subject to the options.

Registration Rights

Except for the registration rights with respect to the shares registered pursuant to the Registration Statement of which this Prospectus is part, we have not granted any registration rights to any person.

Shares Eligible For Future Sale

Future sales of a substantial number of shares of our common stock in the public market could adversely affect market prices prevailing from time to time. Under the terms of this offering, the shares of common stock offered may be resold without restriction or further registration under the Securities Act of 1933, except that any shares purchased by our “affiliates,” as that term is defined under the Securities Act, may generally only be sold in compliance with Rule 144 under the Securities Act.

Sale of Restricted Shares

Certain shares of our outstanding common stock were issued and sold by us in private transactions in reliance upon exemptions from registration under the Securities Act and have not been registered for resale. Additional shares may be issued pursuant to outstanding warrants and options. Such shares may be sold only pursuant to an effective registration statement filed by us or an applicable exemption, including the exemption contained in Rule 144 promulgated under the Securities Act.

At the date of this prospectus, we have outstanding 63,075,122 shares of common stock. Of these shares, approximately 8,193,322 are freely tradable by persons other than our affiliates, without restriction under the Securities Act; and 54,881,800 shares (inclusive of the 6,450,000 shares registered pursuant to the registration statement of which this prospectus is part) are restricted securities within the meaning of Rule 144 under the Securities Act and may not be sold unless an exemption from the registration requirements of the Securities Act is available (including Rule 144). As of February 19, 2009, a total of 32,639,800 (approximately 52% of the issued and outstanding) shares were held by 1420525 Alberta Ltd., a private corporation the sole shareholder of which is Mr. Harmel S. Rayat, our former chief executive and chief financial officer and director; the shares owned by 1420525 Alberta Ltd may only be sold publicly pursuant to Rule 144 to the extent available.

In general, under Rule 144, subject to the satisfaction of certain other conditions, a person deemed to be one of our affiliates, who has beneficially owned restricted shares of our common stock for at least one year is permitted to sell in a brokerage transaction, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or, if our common stock is quoted on a stock exchange, the average weekly trading volume during the four calendar weeks preceding the sale, if greater.

Rule 144 also permits a person who presently is not and who has not been an affiliate of ours for at least three months immediately preceding the sale and who has beneficially owned the shares of common stock for at least six months to sell such shares without regard to any of the volume limitations described above. This provision may already apply as early to the 6,450,000 shares issued in the Private Placement.

The possibility that substantial amounts of our common stock may be sold under Rule 144 into the public market may adversely affect prevailing market prices for the common stock and could impair our ability to raise capital in the future through the sale of equity securities.

SELLING STOCKHOLDERS

The following table presents information regarding the Selling Stockholders.  The percentage of outstanding shares beneficially owned is based on 63,075,122 shares of common stock issued and outstanding on February 19, 2009. Information with respect to beneficial ownership is based upon information provided to us by the Selling Stockholders. Except as may be otherwise described below, to the best of our knowledge, the named Selling Shareholder beneficially owns and has sole voting and investment authority as to all of the shares set forth opposite his name, none of the selling stockholders is known to us to be a registered broker-dealer or an affiliate of a registered broker-dealer. Each of the selling stockholders has acquired his, her or its shares solely for investment and not with a view to or for resale or distribution of such securities.

Name of Selling Stockholders (1)	No. of Shares Beneficially Owned Prior to the Offering (2)	Approximate Percentage of Issued and Outstanding Shares Owned Prior to the Offering	Number of Shares To Be Sold In This Offering	Percentage of Shares To Be Owned After the Offering
Sharon L. Hebgin	900,000	1.50%	900,000	0%
Barry Honig	9,000,000	4.90%	9,000,000	0%
Rob Knie	300,000	* %	300,000	0%
Herdev S. Rayat	1,800,000	3.00%	1,800,000	0%
Jasvir S. Rayat	7,200,000	4.90%	7,200,000	0%
Joseph Sierchio(3)	150,000	* %	150,000	0%
Total	19,350,000		19,350,000

* Less than 1.00%.

(1) Except as otherwise noted in the notes to this table, to the best of our knowledge, the Selling Stockholders have not had a short position in our common stock; is not a broker-dealer or an affiliate of a broker-dealer (a broker-dealer may be a record holder); has not held any position or office, or has had any material relationship with us or any of our affiliates within the past three years. The Selling Stockholders and any broker-dealers or agents that are involved in selling these shares are deemed to be underwriters within the meaning of the Securities Act for such sales. An underwriter is a person who has purchased shares from an issuer with a view towards distributing the shares to the public. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act.

(2) Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. However, under the terms of the Series A Warrants and the Series B Warrants a holder shall not have the right to exercise any portion of the Series A Warrants or  the Series B Warrants to the extent that after giving effect to such exercise the holder (together with the holder’s affiliates, and any other person or entity acting as a group together with the holder or any of the holder’s affiliates), would beneficially own in excess of 4.9% of the Company’s issued and outstanding stock. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of common stock actually outstanding on December 12, 2008.

 (3) These shares were issued in consideration of legal fees in the amount of $25,000.

The Selling Stockholders may offer and sell, from time to time, any or all of our common stock issued to them. Because the Selling Stockholders may offer all or only some portion of the 19,350,000 shares of common stock registered, no exact number can be given as to the amount or percentage of these shares of common stock that will be held by the Selling Stockholders upon termination of the offering. We can only make estimates and assumptions. The number of shares listed in the category entitled “Percentage of Issued and Outstanding Shares Owned After the Offering,” in the table above, represent an estimate of the number of shares of common stock that will be held by the Selling Stockholders after the offering. To arrive at this estimate, we have assumed that the Selling Stockholders will sell all of the shares to be registered pursuant to this offering. Please refer to “Plan of Distribution.”

Other than the relationships described in the table and footnotes, none of the Selling Stockholders had or have any material relationship with our company or any of its affiliates within the past three years. None of the Selling Stockholders is a broker-dealer or an affiliate of a broker-dealer.

We may require the Selling Stockholders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. However, under the terms of the Series A Warrants and Series B Warrants a holder shall not have the right to exercise any portion of the Series A Warrants or the Series B Warrant to the extent that after giving effect to such exercise the holder (together with the holder’s affiliates, and any other person or entity acting as a group together with the holder or any of the holder’s affiliates), would beneficially own in excess of 4.9% of the Company’s issued and outstanding stock. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of common stock actually outstanding on February 19, 2009. Please refer to “Plan of Distribution.”

On July 28, 2008, the date we consummated the Private Placement there was no trading in our common stock reported on the OTCBB. Trading in our shares was reported on July 11, 2008; on that date the closing share price of our common stock as reported on the OTCBB was $0.75 per share; accordingly, at a per share purchase price of $0.50 per share, reflecting a 33.3% discount to market. The market price of our stock on March 5, 2009 was $0.41 per share. The following table sets forth the potential profit (based on the discount to market) each Investor could realize, as of July 28, 2008, based on the discounted purchase price:

Selling Security Holder	Market Price per Share of Common Stock on July 28, 2008	Aggregate Number of Shares Acquired	Aggregate Market Price of Shares	Aggregate Purchase Price of Shares	Total Possible Discount to Market Price

Sharon L. Hebgin	$0.75	300,000	$225,000	$150,000	$75,000
Barry Honig	$0.75	3,000,000	$2,250,000	$1,500,000	$750,000
Rob Knie	$0.75	100,000	$75,000	$50,000	$25,000
Herdev S. Rayat	$0.75	600,000	$450,000	$300,000	$150,000
Jasvir S. Rayat	$0.75	2,400,000	$1,800,000	$1,200,000	$600,000
Joseph Sierchio	$0.75	50,000	$37,500	$25,000	$12,500

The following table shows the total possible profit (based on the discount to market) as of July 28, 2008 which could be realized as a result of the exercise of Series A Warrants that were acquired and held by the Selling Stockholders or any affiliates of the Selling Stockholders, based on the July 11, 2008 closing price of our shares as reported on the OTCBB.

Selling Security Holder	Market Price per Share of Common Stock on July 11, 2008	Exercise price of Series A Warrants	Aggregate Shares Underlying Warrants	Combined Market Price of Shares Underlying Warrants	Aggregate Price of Shares Underlying Warrants	Total Possible Discount to Market Price

Sharon L. Hebgin	$0.75	$0.60	300,000	$225,000	$180,000	$45,000
Barry Honig	$0.75	$0.60	3,000,000	$2,250,000	$1,800,000	$450,000
Rob Knie	$0.75	$0.60	100,000	$75,000	$60,000	$15,000
Herdev S. Rayat	$0.75	$0.60	600,000	$450,000	$360,000	$90,000
Jasvir S. Rayat	$0.75	$0.60	2,400,000	$1,800,000	$1,440,000	$360,000
Joseph Sierchio	$0.75	$0.60	50,000	$37,500	$30,000	$7,500

The following table shows the total possible profit (based on the discount to market) as of July 28, 2008 to be realized as a result of the exercise of Series B Warrants that were acquired and held by the Selling Stockholders or any affiliates of the Selling Stockholders, based on the July 11, 2008 closing price of our shares as reported on the OTCBB.

Selling Security Holder	Market Price per Share of Common Stock on July 11, 2008	Exercise price of Series B Warrants	Aggregate Shares Underlying the Series B Warrants	Market Price of Shares Underlying the Series B Warrants	Aggregate Price of Shares Underlying Series B Warrants	Total Possible Discount to Market Price

Sharon L. Hebgin	$0.75	$0.75	300,000	$225,000	$225,000	$0.00
Barry Honig	$0.75	$0.75	3,000,000	$2,250,000	$2,250,000	$0.00
Rob Knie	$0.75	$0.75	100,000	$75,000	$75,000	$0.00
Herdev S. Rayat	$0.75	$0.75	600,000	$450,000	$450,000	$0.00
Jasvir S. Rayat	$0.75	$0.75	2,400,000	$1,800,000	$1,800,000	$0.00
Joseph Sierchio	$0.75	$0.75	50,000	$37,500	$37,500	$0.00

PLAN OF DISTRIBUTION
Each Selling Stockholder of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the Over the Counter Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

 In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

 We are required to pay certain fees and expenses incurred by the Company incident to the registration of the shares.  We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.  There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144 or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person.  We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business.

As of the date of this prospectus, we were not party to nor were we aware of any legal proceedings or claims that we believe will have, individually, or in the aggregate, a material adverse affect on our business, financial condition or operating results.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES

Our directors and officers are indemnified by our bylaws against amounts actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they are a party by reason of being or having been our directors or officers or of our subsidiaries. Our articles of incorporation provide that none of our directors or officers shall be personally liable for damages for breach of any fiduciary duty as a director or officer involving any act or omission of any such director or officer. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to such directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by such director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for by Sierchio & Company, LLP, New York, New York. Mr. Joseph Sierchio, a partner of the firm beneficially owns 150,000 shares of our common stock consisting of 50,000 shares, Series A Warrants to purchase up to an additional 50,000 shares at a price of $0.60 per share, and Series B Warrants and to purchase an additional 50,000 shares at a price of $0.75 per share.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.
EXPERTS

The financial statements for the years ended December 31, 2007 and 2006 included in this prospectus have been audited by Peterson Sullivan LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the registration statement, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

ADDITIONAL INFORMATION

We file current, quarterly and annual reports with the SEC on forms 8-K, 10-Q and 10-K. Our filings may be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Copies of such material can be obtained from the public reference section of the SEC at prescribed rates.

For further information with respect to us and the securities being offered hereby, reference is hereby made to the registration statement, including the exhibits thereto and the financial statements, notes, and schedules filed as a part thereof.

GLOSSARY OF TECHNICAL TERMS USED IN THE PROSPECTUS

The following is a description of the meanings of some of the natural gas and oil industry terms used in this prospectus:

“Completion” refers to the installation of permanent equipment for the production of natural gas or oil.

“Gross acres” or “gross wells” refer to the total acres or wells, as the case may be, in which a working interest is owned.
.
“Proved developed oil and gas reserves” refers to reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.  Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as “proved developed reserves” only after testing by a pilot project or after the operation of an installed program has confirmed through production responses that increased recovery will be achieved.

“Proved oil and gas reserves”  means the estimated quantities of crude oil, natural gas and natural gas liquids  which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions,  i.e., prices and costs as of the date the estimate is made.  Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test.  The area of a reservoir considered proved includes (a) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any, and (b) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data.  In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.  Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the “proved” classification when successful testing by a pilot project, or the operation of an installed program in the  reservoir, provides support for the engineering analysis on which the project or program was based.  Estimates  of proved  reserves do not include the following:  (a) oil that may become  available from known reservoirs but is classified separately as “indicated additional reserves”;  (b) crude oil, natural gas and natural gas liquids, the  recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics or economic factors;  (c) crude oil,  natural  gas and natural gas liquids that may occur in undrilled prospects; and (d) crude oil, natural gas and natural gas liquids  that may be recovered from oil shales, coal, gilsonite and other such sources.

“Proved properties” refers to properties with proved reserves.

“Proved undeveloped reserves” refers to reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.  Reserves on undrilled acreage are limited to those drilling units offsetting productive units that are reasonably certain of production when drilled.  Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation.  Proved undeveloped reserves may not include estimates attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

“Unproved properties” refers to properties with no proved reserves.

“Working interest” refers to the operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and receive a share of production.

FINANCIAL STATEMENTS

Interim Unaudited Consolidated Balance Sheets as of September 30, 2008

Interim Unaudited Consolidated Statements of Operations for the three and nine months ended September 30 2008 and 2007

Interim Unaudited Consolidated Statement of Stockholders’ Equity as of  September 30, 2008

Interim Unaudited Consolidated Statements of Cash Flows for the nine months ended September 30 2008 and 2007

Notes to Interim Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheets as of December 31, 2007 and 2006

Consolidated Statements of Operations for years ended December 31, 2007 and 2006

Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2007 and 2006

Consolidated Statements of Cash Flows for the years ended December 31, 2007 and 2006

Notes to the Consolidated Financial Statements

ENTHEOS TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
September 30, 2008 and December 31, 2007
(Unaudited)

	September 30,	December 31,
(Expressed in U. S. Dollars)	2008	2007

ASSETS
Current assets
Cash	$2,859,798	$46,306
Prepaid expenses	720	-
Total current assets	2,860,518	46,306

Oil and gas properties - net, proven wells (Note 4)	279,565	-

Total assets	$3,140,083	$46,306

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities	$9,643	$1,300
Accounts payable - related parties (Note 5)	-	23,812

Total liabilities	9,643	25,112

STOCKHOLDERS' EQUITY

Stockholders' Equity
Preferred stock:$0.0001 par value: Authorized: 10,000,000 shares Issued and outstanding: nil	-	-
Common stock: $0.00001 par value; Authorized: 200,000,000 shares Issued and outstanding: 63,075,122 shares (2007: 56,625,122)	631	566
Additional paid-in capital	7,091,028	3,838,516
Accumulated deficit	(3,961,219)	(3,817,888)

Total stockholders' equity	3,130,440	21,194

Total liabilities and stockholders' equity	$3,140,083	$46,306

(The accompanying notes are an integral part of these consolidated financial statements)

ENTHEOS TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
for the three and nine months ended September 30, 2008 and 2007
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
(Expressed in U. S. Dollars)	2008	2007	2008	2007

Revenue	$-	$-	$-	$-

Expenses
Impairment of oil and natural gas properties	53,800	-	53,800	-
Management and Directors fees - related party (Note 5)	12,266	-	13,766	-
Consulting fee	-	-	4,250	-
Professional fees - accounting and legal	30,726	1,014	48,418	6,395
Rent	1,832	1,983	6,029	5,670
General and administrative	3,939	302	7,537	5,364
Office supplies	159	1,703	525	2,910
Investor relations	7,000	-	7,000	-
Travel	8,007	-	8,007	-

	117,729	5,002	149,332	20,339

Operating Loss	(117,729)	(5,002)	(149,332)	(20,339)

Other income (expense)
Interest, bank charges and foreign exchange	(35)	(131)	(318)	(247)
Interest income	5,967	706	6,319	2,400
	5,932	575	6,001	2,153

Net loss available to common shareholders	$(111,797)	$(4,427)	$(143,331)	$(18,186)

Loss per common share - basic and diluted	$(0)	$(0)	$(0)	$(0)

Weighted average number of common shares outstanding - basic and diluted	61,112,079	96,625,122	58,131,691	96,625,122

(The accompanying notes are an integral part of these consolidated financial statements)

ENTHEOS TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
for the nine months ended September 30, 2008 and year ended December 31, 2007
(Unaudited)

						Accumulated other	Total
	Common Stock		Additional	Accumulated	Comprehensive	comprehensive	Stockholder's
(Expressed in U. S. Dollars)	Shares	Amount	paid-in capital	earnings (deficit)	income (loss)	income	Equity

Balance, December 31, 2006	96,625,122	$966	$3,838,116	$(3,793,206)	$-	$-	$45,876

Cancellation of common shares at $0.0033 per share	(40,000,000)	(400)	400				-

Components of comprehensive income - Loss, year ended December 31, 2007	-	-	-	(24,682)	(24,682)	-	(24,682)

Total comprehensive loss					(24,682)

Balance, December 31, 2007	56,625,122	566	3,838,516	(3,817,888)		-	21,194

Units issued for cash and legal services at $0.50 per share in July 2008	6,450,000	65	3,224,935				3,225,000

Stock based compensation expense			2,766				2,766

Settlement of related party payables			24,811				24,811

Components of comprehensive income - Loss, nine months ended September 30, 2008	-	-	-	(143,331)	(143,331)	-	(143,331)

Total comprehensive loss					$(143,331)

Balance, September 30, 2008	63,075,122	$631	$7,091,028	$(3,961,219)		$-	$3,130,440

(The accompanying notes are an integral part of these consolidated financial statements)

ENTHEOS TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
for the nine months ended September 30, 2008 and 2007
(Unaudited)

(Expressed in U. S. Dollars)	2008	2007

Cash flows from (used in) operating activities
Net loss	$(143,331)	$(18,186)
Impairment of oil and natural gas properties	53,800	-
Stock-based compensation	2,766	-
Stock issued for legal services	25,000	-
Change in non-cash working capital item:	-	-
Decrease in accounts receivable - related parties	-	84,088
Increase in prepaid assets	(720)
Increase (Decrease) in accounts payable & accrued payable	9,342	(8,564)
Net cash flows provided by (used in) operating activities	(53,143)	57,338

Cash flows from investing activities
Acquisition of oil and gas properties	(333,365)	-
Net cash used in investing activities	(333,365)	-

Cash flows from financing activities
Proceeds from issuance of common stock, net	3,200,000	-
Net cash provided by financing activities	3,200,000	-

Increase in cash	2,813,492	57,338

Cash, beginning of period	46,306	178
Cash, end of period	$2,859,798	$57,516

Supplemental disclosure of cash flow information:
Interest paid in cash	$-	$-
Income tax paid in cash	$-	$-
Settlement of related party payables	$24,811	$-

(The accompanying notes are an integral part of these consolidated financial statements)

ENTHEOS TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NINE MONTHS ENDED SEPTEMBER 30, 2008

(Expressed in US Dollars)

Note 1. Organization and Nature of Operations

Entheos Technologies, Inc. (“the Company”) is a small independent oil and gas production company with a focus on non-operating, small working interest participation in producing and the re-development/ recompletion of oil and gas wells. In September 2008, the Company acquired a 21.75% working interest (16.3125% net revenue interest) in the Cooke #6 well located at the Cooke Ranch field in La Salle County, Texas which has been producing oil and gas from the Escondido formation since 2007. In September 2008, the Company acquired a 20.00% working interest (15.00% net revenue interest) in Onnie Ray #1 Well in Lee County, Texas and the Stahl #1 Well in Fayette County, Texas which were subsequently re-entered and are producing gas from the Austin Chalk formation and a 20.00% working interest (15.00% net revenue interest) in the Haile #1 Well in Frio County, Texas which is currently scheduled for re-entry operations.

Incorporated under the laws of the State of Nevada, the Company has an authorized capital of 200,000,000 shares of $0.00001 par value common stock, of which 63,075,122 shares are outstanding and 10,000,000 shares of $0.0001 par value preferred stock, of which none are outstanding.

From 2002 until September 2008, through our wholly-owned subsidiary Email Solutions, Inc., the Company served as an Application Service Provider (“ASP”) providing reliable, real time, high volume outsourced email and search engine optimization services. Due to the limited success of the ASP business, management decided that it was in the best interest to abandon the Application Service Provider business and focus on identifying undervalued oil and gas opportunities for acquisition, development and exploration. The assets and liabilities, the results of operations and cash flows related to the ASP business were not classified as discontinued operations as the amounts were not significant.

The Company has incurred net operating losses since inception. The Company faces different types of risks, including under capitalization and uncertainty of funding sources, high initial expenditure levels, uncertain revenue streams, and difficulties in managing growth. The Company’s recurring losses raise substantial doubt about its ability to continue as a going concern. The Company’s consolidated financial statements do not reflect any adjustments that may result from the outcome of this uncertainty. The Company expects to incur losses from its business operations and will require additional funding during 2011. The future of the Company hereafter will depend in large part on the Company’s ability to successfully raise capital from external sources to pay for planned expenditures and to fund operations.

To meet these objectives, the Company completed a private placement for gross proceeds of $3,200,000 on July 28, 2008. Management believes that its current and future plans enable it to continue operations through December 31, 2009. These financial statements do not give effect to any adjustments which would be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying financial statements.

Note 2. Accounting Policies

Presentation of Interim Information

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with Form 10-Q instructions and in the opinion of management of the Company, include all adjustments (which were normal, recurring in nature) considered necessary to present fairly the consolidated financial position as of September 30, 2008 and December 31, 2007, the consolidated results of operations for the three and nine months ended September 30, 2008 and 2007 and cash flows for the nine months ended September 30, 2008 and 2007. These results have been determined on the basis of generally accepted accounting principles and applied consistently with those used in the preparation of the Company’s 2007 Annual Report on Form 10-KSB.

Certain information and footnote disclosures normally included in the financial statements presented in accordance with United States generally accepted accounting principles have been condensed or omitted.  It is suggested that the accompanying unaudited interim consolidated financial statements be read in conjunction with the annual financial statements and notes thereto in the Company’s 2007 Annual Report on Form 10-KSB.

Estimates

The more significant reporting areas impacted by management’s judgments and estimates are crude oil and natural gas reserve estimation, impairment of assets, and oil and gas sales revenue accruals. Management’s judgments and estimates in these areas are based on information available from both internal and external sources, including engineers, geologists, consultants and historical experience in similar matters. Actual results could differ from the estimates as additional information becomes known. The oil and gas sales revenue accrual is particularly subject to estimates due to the Company’s status as a non-operator on all of its properties. Production information obtained from well operators is substantially delayed. This causes the estimation of recent production, used in the oil and gas revenue accrual, to be subject to some variations.

Full Cost Method of Accounting

The Company has elected to utilize the full cost method of accounting for its oil and gas activities. In accordance with the full-cost method of accounting, all costs associated with the exploration, development and acquisition of oil and natural gas properties, including salaries, benefits and other internal costs directly attributable to these activities are capitalized.  For the nine month period ending September 30, 2008 the company recorded $333,365 in capitalized oil and gas property costs.

The full-cost method follows guidance provided in SEC Regulation S-X Rule 4-10, where impairment is determined by the “ceiling test,” whereby to the extent that such capitalized costs subject to amortization in the full-cost pool (net of accumulated depletion, depreciation and amortization, prior impairments, and related tax effects) exceed the present value (using a 10% discount rate) of estimated future net after-tax cash flows from proved oil and natural gas reserves, such excess costs are charged to expense.  Once incurred, an impairment of oil and natural gas properties is not reversible at a later date.  A ceiling test impairment could result in a significant loss for a reporting period; however, future depletion expense would be correspondingly reduced. Impairment of oil and natural gas properties is assessed on a quarterly basis in conjunction with the Company’s quarterly and annual SEC filings. The Company performed the ceiling test for the quarter ended September 30, 2008 and determined that an impairment of $53,800 was required.

Revenue Recognition

All revenues are derived from the sale of produced crude oil and natural gas.  Payment for the revenue, net of related taxes and lease operating expenses, is received from the operator of the wells approximately 45 days after the month of delivery.  Due to the recent acquisition of working interest in oil properties, the Company has not received a revenue and expense summary from the operators. With the lack of this information or historical operating results, management has no basis for developing a reasonable estimate.  Accordingly, no revenue or expense was recognized as of September 30, 2008.  As the Company accumulate operating result history, management will establish a methodology for estimations in order to accrue revenue and expenses in the month earned.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157), which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair-value measurements required under other accounting pronouncements. It does not change existing guidance as to whether or not an instrument is carried at fair value. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. In February 2008, the FASB issued FASB Staff Position No. FAS 157-1 (FSP FAS 157-1), which excludes SFAS No. 13, “Accounting for Leases” and certain other accounting pronouncements that address fair value measurements under SFAS 13, from the scope of SFAS 157. In February 2008, the FASB issued FASB Staff Position No. 157-2 (FSP 157-2), which provides a one-year delayed application of SFAS 157 for nonfinancial assets and liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The Company is required to adopt SFAS 157 as amended by FSP FAS 157-1 and FSP FAS 157-2 on February 19, 2009, the beginning of its fiscal year 2009.  The Company does not expect the application of SFAS No. 157 to have a material effect on the Company’s consolidated financial statements.

In October 2008, the FASB issued FASB Staff Position No. FAS 157-3, “Determining the Fair Value of a Financial Asset in a Market That Is Not Active” (FSP 157-3), which clarifies the application of SFAS 157 when the market for a financial asset is inactive. Specifically, FSP 157-3 clarifies how (1) management’s internal assumptions should be considered in measuring fair value when observable data are not present, (2) observable market information from an inactive market should be taken into account, and (3) the use of broker quotes or pricing services should be considered in assessing the relevance of observable and unobservable data to measure fair value. The guidance in FSP 157-3 is effective immediately and will apply to the Company upon adoption of SFAS 157.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment to FASB No. 115” (SFAS 159). Under SFAS 159, entities may elect to measure specified financial instruments and warranty and insurance contracts at fair value on a contract-by-contract basis, with changes in fair value recognized in earnings each reporting period. The election, called the fair value option, will enable entities to achieve an offset accounting effect for changes in fair value of certain related assets and liabilities without having to apply more complex hedge accounting provisions.  SFAS No. 159 is effective for fiscal years beginning after November 15, 2007.  The Company did not elect the fair value option for any of its existing financial assets or financial liabilities; therefore, this statement did not have a material impact on the Company’s consolidated financial statements.

In June 2008, the FASB issued Staff Position EITF 03-06-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (FSP EITF 03-06-1). FSP EITF 03-06-1 provides that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method in SFAS No. 128, “Earnings per Share”.   EITF 03-06-1 did not have any impact on the Company’s consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an Amendment of Accounting Research Bulletin No 51” (SFAS 160). SFAS 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, changes in a parent’s ownership of a noncontrolling interest, calculation and disclosure of the consolidated net income attributable to the parent and the noncontrolling interest, changes in a parent’s ownership interest while the parent retains its controlling financial interest and fair value measurement of any retained noncontrolling equity investment. SFAS 160 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The Company must adopt SFAS 160 on February 19, 2009, the beginning of its fiscal year 2009.  The Company does not expect the application of SFAS No. 160 to have a material effect on the consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141R, “Business Combinations” (SFAS 141R), which establishes principles and requirements for the reporting entity in a business combination, including recognition and measurement in the financial statements of the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, and interim periods within those fiscal years. The Company must adopt SFAS 141R on February 19, 2009, the beginning of its fiscal year 2009.  The Company does not expect the application of SFAS 141R to have a material effect on the consolidated financial statements.

Note 3. Earnings Per Share

Basic earnings or loss per common share is based on the weighted average number of shares outstanding during the period of the financial statements.  Diluted earnings or loss per share are based on the weighted average number of common shares outstanding and dilutive common stock equivalents. All share and per share information are adjusted retroactively to reflect stock splits and changes in par value, when applicable. All loss per share amounts in the financial statements are basic loss per share because the inclusion of stock options and warrants outstanding would be antidilutive. The computation of basic and diluted loss per share is as follows at September 30, 2008:

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007

Numerator - net loss available to common stockholders	$(111,797)	$(4,427)	$(143,331)	$(18,186)

Denominator - weighted average number of common shares outstanding	61,112,079	96,625,122	58,131,691	96,625,122

Basic and diluted loss per common share	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Note 4. Oil and Gas Properties

In September 2008, the Company acquired a 21.75% working interest (16.3125% net revenue interest) in the Cooke #6 well located at the Cooke Ranch field in La Salle County, Texas which has been producing oil and gas from the Escondido formation since 2007. In September 2008, the Company acquired a 20.00% working interest (15.00% net revenue interest) in Onnie Ray #1 Well in Lee County, Texas and the Stahl #1 Well in Fayette County, Texas which were subsequently re-entered and are producing gas from the Austin Chalk formation and a 20.00% working interest (15.00% net revenue interest) in the Haile #1 Well in Frio County, Texas which is currently scheduled for re-entry operations.

Capitalized costs associated with oil and gas properties as of September 30, 2008 can be summarized as follows:

	Acquisition Costs	Exploration Costs	Development Costs	Total
Cooke #6	$181,535	$-	$-	$181,535
Onnie Ray #1	37,400	-	-	37,400
Haile #1	77,015	-	-	77,015
Stahl #1	37,415	-	-	37,415
	333,365	-	-	333,365

Impairment of oil properties				(53,800)

Net capitalized costs				$279,565

Note 5. Related Party Transactions

Management fees:  During the three months and nine months ended September 30, 2008, the Company paid $11,000 (2007: $nil) and $1,500 (2007: $1,500) in management fees to directors respectively.

Accounts payable – related party:  As of September 1, 2008, the Company settled all amounts owed a former director and majority shareholder.  The outstanding management fees of $23,812 (December 31, 2007: $23,812) were written-off to additional-paid-in-capital.

Rent: Until August 31, 2008, the Company’s administrative office was located at 1628 West 1st Avenue, Suite 216, Vancouver, British Columbia, Canada, V6J 1G1. This premise is owned by a private corporation controlled by a former director and majority shareholder. The Company paid rent of $1,371 (2007: $1,983) and $5,568 (2007: $5,670) for the three months and nine months ended September 30, 2008. Effective September 1, 2008, the Company closed its administrative office in Vancouver, British Columbia, Canada, terminating all of its employees.  There were no severance arrangements with any of the terminated employees.

All related party transactions are recorded at the exchange amount established and agreed to between related parties and are in the normal course of business.

Note 6. Share Capital

On December 31, 2007, 40,000,000 common shares owned by Mr. Harmel S. Rayat, a director and major shareholder of the Company, originally subscribed for at $0.0033 each were returned to the Company for cancellation and for no consideration.

On July 28, 2008, the Company completed a $3,200,000 self-directed private placement.  The Private Placement consisted of the sale of 6,450,000 units at a price of $0.50 per Unit. The Units were offered and sold to a total of 6 accredited investors. In addition, 50,000 units were issued for payment of legal services of $25,000. Each unit consisted of one share of the Company’s common stock, one Series A Warrant to purchase a share of common stock at $0.60 per share for a period of 18 months from the date of issuance and one Series B Warrant to purchase a share of common stock at $0.75 per share for a period of 24 months from the date of issuance.

The portion of the proceeds from the private placement allocated to the warrants was $810,852 to Series A warrants and $842,511 to Series B warrants.

Note 7. Stock Options

On September 12, 2008, the Company granted options to four directors to purchase up to 200,000 shares of the Company’s common stock at an exercise price of $1.00 each. The options vest over a 5 year period resulting in 40,000 shares vesting annually starting from September 12, 2009.

The fair value of the 200,000 options granted was estimated at $0.73 each, for a total of amount of $145,346, by using the Black-Scholes Option Pricing Model with the following assumptions: dividend yield of 0%, expected volatility of 195.38%, risk-free interest rates of 2.97%, and expected lives of 5 years.

During the nine months ended September 30, 2008, compensation expense of $2,766 (2007: nil) was recognized.  As the Company has had no options outstanding since December 31, 2007, no stock-based compensation has been recognized until the grant on September 12, 2008. The Company had $142,581 of total unrecognized compensation cost related to unvested stock options as of September 30, 2008.

Summary of employee stock option information for the nine months ended September 30, 2008 and year ended December 31, 2007, is as follows:

	Number of Options	Weighted average exercise price
Options outstanding and exercisable at December 31, 2006	7,230,000	$0.01
Options cancelled	(7,230,000)	0.01
Options outstanding and exercisable at December 31, 2007	-
Options granted	200,000	1.00
Options outstanding at September 30, 2008	200,000

Exercisable at September 30, 2008	0

Note 8. Warrants

As of September 30, 2008 there were 6,450,000 Series A warrants outstanding and 6,450,000 Series B warrants outstanding (Note 6).  Each Series A Warrant entitles the holder to purchase one share of the common stock at $0.60 per share for a period of 18 months from the date of issuance and each Series B Warrant entitles the holder to purchase a share of common stock at $0.75 per share for a period of 24 months from the date of issuance.

The fair value of the Series A warrants was $810,851 and was estimated using the Black-Scholes option pricing model with assumptions as follows:

Risk free interest rate	2.435%
Expected life	1.5 years
Expected volatility	96.15%
Dividend per share	$0.00

The fair value of the Series B warrants was $842,511 and was estimated using the Black-Scholes option pricing model with assumptions as follows:

Risk free interest rate	2.590%
Expected life	2 years
Expected volatility	100.76%
Dividend per share	$0.00

Note 9. Subsequent Events

On October 31, 2008 the Company purchased an interest in an oil well, Pearce #1, in Texas, with a 20% non-operator working interest, 15% net revenue interest for $67,200 with cash on hand.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Entheos Technologies, Inc.
Vancouver, British Columbia

We have audited the accompanying consolidated balance sheets of Entheos Technologies, Inc. and Subsidiaries ("the Company") as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Entheos Technologies, Inc. and Subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 1 to the consolidated financial statements, the Company has experienced recurring losses from operations since inception and has a substantial accumulated deficit.  These conditions raise substantial doubt about the Company's ability to continue as a going concern.  Management's plans regarding these matters are also described in Note 1.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ PETERSON SULLIVAN PLLC

March 25, 2008
Seattle, Washington

ENTHEOS TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 2007 and 2006
(Expressed in US Dollars)
	2007	2006
ASSETS
Current assets
Cash	$46,306	$178
Total current assets	46,306	178
Receivable - related party (Note 3)	-	84,088

Total assets	$46,306	$84,266
LIABILITIES
Current
Accounts payable and accrued liabilities	$1,300	$14,578
Accounts payable - related parties (Note 3)	23,812	23,812
Total liabilities	25,112	38,390
STOCKHOLDERS' EQUITY
Stockholders' Equity
Preferred stock:$0.0001 par value: Authorized: 10,000,000 shares Issued and outstanding: nil	-	-
Common stock: $0.00001 par value; Authorized: 200,000,000 shares Issued and outstanding: 56,625,122 shares (2006: 96,625,122)	566	966
Additional paid-in capital	3,838,516	3,838,116
Accumulated deficit	(3,817,888)	(3,793,206)
Total stockholders' equity	21,194	45,876
Total liabilities and stockholders' equity	$46,306	$84,266

(The accompanying notes are an integral part of these consolidated financial statements)

ENTHEOS TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
for the years ended December 31, 2007 and 2006
(Expressed in US Dollars)
	2007	2006
Revenue	$-	$-
Expenses
Management fees - related party (Note 3)	1,500	7,800
Interest, bank charges and foreign exchange loss	375	1,062

Professional fees - accounting and legal	7,950	47,684
Rent	7,812	5,631
Other Operating Expenses	9,973	20,727
	27,610	82,904
Operating Loss	(27,610)	(82,904)
Other income
Gain on sale of marketable equity securities	-	36,038
Interest income	2,928	1,862
	2,928	37,900
Net loss available to common shareholders	$(24,682)	$(45,004)
Loss per common share - basic and diluted	$(0.00)	$(0.00)
Weighted average number of common shares outstanding - basic and diluted	96,515,533	96,625,122

(The accompanying notes are an integral part of these consolidated financial statements)

ENTHEOS TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
for the years ended December 31, 2007 and 2006
(Expressed in US Dollars)

	Common Stock		Additional	Accumulated	Comprehensive	Accumulated other comprehensive	Total Stockholder's
	Shares	Amount	paid-in capital	earnings (deficit)	income (loss)	income	Equity
Balance, December 31, 2005	96,625,122	$966	$3,838,116	$(3,748,202)	$1,103,253	$1,441,500	$1,532,380

Components of comprehensive income

- Net unrealized loss on marketable equity securities	-	-	-	-	(1,405,462)	(1,405,462)	(1,405,462)
- Net gain transferred	-	-	-	-	(36,038)	(36,038)	(36,038)

- Loss, year ended December 31, 2006	-	-	-	(45,004)	(45,004)	-	(45,004)
Total comprehensive income					$(1,486,504)

Balance, December 31, 2006	96,625,122	$966	$3,838,116	$(3,793,206)		$-	$45,876

Cancellation of common shares	(40,000,000)	(400)	400				-

Components of comprehensive income
- Loss, year ended December 31, 2007	-	-	-	(24,682)	(24,682)	-	(24,682)
Total comprehensive income					$(24,682)

Balance, December 31, 2007	56,625,122	$566	$3,838,516	$(3,817,888)		$-	$21,194

(The accompanying notes are an integral part of these consolidated financial statements)

ENTHEOS TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
for the years ended December 31, 2007 and 2006
(Expressed in US Dollars)
	2007	2006
Cash flows from (used in) operating activities
Net loss	$(24,682)	$(45,004)
Reconciliation of net loss to net cash provided by (used in) operating activities
Gain on sale of equity equity securities	-	(36,038)
Change in non-cash working capital items:
Decrease (increase) in accounts receivable - related parties	84,088	-
Increase (Decrease) in accounts payable and accrued liabilities	(13,278)	(758)
Net cash provided by (used in) operating activities	46,128	(81,800)
Increase (decrease) in cash	46,128	(81,800)
Cash, beginning of year	178	81,978
Cash, end of year	$46,306	$178
Supplemental disclosure of cash flow information:
Interest paid in cash	$-	$-
Income tax paid in cash	$-	$-

(The accompanying notes are an integral part of these consolidated financial statements)

ENTHEOS TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007 AND 2006

(Expressed in US Dollars)

1. Organization and Nature of Operations

Entheos Technologies, Inc. (the Company) is a Nevada corporation with an authorized capital of 200,000,000 shares of $0.00001 par value common stock and 10,000,000 shares of $0.0001 par value preferred stock.  The preferred stock may be divided into series with preferences, limitations, and relative rights determined by the Board of Directors.

The Company, through its wholly-owned subsidiary Email Solutions, Inc., serves as an Application Service Provider providing reliable, real time, high volume outsourced email and search engine optimization services. The Company is currently seeking to augment its position in technology based services through the acquisition of and or joint venture with, other technology based ventures. The Company has not generated any revenue in 2007 and 2006.

The Company has incurred net operating losses since inception. The Company faces different types of  risks, including under capitalization and uncertainty of funding sources, high initial expenditure levels, uncertain revenue streams, and difficulties in managing growth. The Company’s recurring losses raise substantial doubt about its ability to continue as a going concern. The Company’s consolidated financial statements do not reflect any adjustments that may result from the outcome of this uncertainty. The Company expects to incur losses from its business operations and will require additional funding during 2007. The future of the Company hereafter will depend in large part on the Company’s ability to successfully raise capital from external sources to pay for planned expenditures and to fund operations.

In view of these conditions, the ability of the Company to continue as a going concern is in substantial doubt and dependent upon achieving a profitable level of operations and on the ability of the Company to obtain necessary financing to fund ongoing operations. Management believes that its current plan will be able to meet its on-going costs and expenses for the next 12 months. These financial statements do not give effect to any adjustments which would be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying financial statements.

2. Significant Accounting Policies

(a) Principles of Accounting

These financial statements are stated in U.S. Dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America.

(b) Principles of Consolidation

The consolidated financial statements include the accounts of Entheos Technologies, Inc. (a Nevada corporation) and its wholly-owned subsidiaries, Email Solutions, Inc. (a Nevada corporation) and Entheos Technologies, Corp (an Ontario, Canada corporation). There are no assets and liabilities in the wholly owned subsidiaries.

(c) Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management makes its best estimate of the ultimate outcome for these items based on historical trends and other information available when the financial statements are prepared. Changes in estimates are recognized in accordance with the accounting rules for the estimate, which is typically in the period when new information becomes available to management. Actual results could differ from those estimates.

(d) Cash

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents.  The Company did not have any cash equivalents for the year ended December 31, 2007 and 2006.  The Company occasionally has cash deposits in excess of insured limits.

(e) Equipment and Depreciation

Equipment is stated at cost and is depreciated under the straight-line method over its estimated useful life. Repairs and maintenance are charged to operations as incurred. The equipment were fully depreciated as of December 31, 2007 and 2006.

(f) Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment when circumstances indicate the carrying value of an asset may not be recoverable in accordance with the guidance established in SFAS 144,  “Accounting for the Impairment or Disposal of Long-Lived Assets” . For assets that are to be held and used, an impairment loss is recognized when the estimated undiscounted cash flows associated with the asset or group of assets is less than their carrying value. If impairment exists, an adjustment is made to write the asset down to its fair value, and a loss is recorded as the difference between the carrying value and fair value. Fair values are determined based on discounted cash flows or internal and external appraisals, as applicable. Assets to be disposed of are carried at the lower of carrying value or estimated net realizable value.  No impairment was recorded for the years ended December 31, 2007 and 2006.

(g) Income Taxes

The Company adopted SFAS 109, “Accounting for Income Taxes.”  Under SFAS 109, deferred income tax assets and liabilities are computed for differences between the financial statements and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary, to reduce deferred income tax assets to the amount expected to be realized.

In June 2006, the FASB issued Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109, Accounting for Income Taxes ”, effective for the Company beginning on February 19, 2007. FIN 48 clarifies the recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on disclosure and other matters. The adoption of FIN 48 had no impact on the Company’s financial position.

(h) Stock-Based Compensation

The Company accounts for stock-based compensation under SFAS No. 123(R) “Share-Based Payment”, which requires measurement of compensation cost for all stock-based awards at fair value on the date of grant and recognition of compensation over the service period for awards expected to vest. The fair value of stock options is determined using the Black-Scholes valuation model.

(i) Loss Per Share

Basic earnings or loss per share is based on the weighted average number of common shares outstanding. Diluted earnings or loss per share is based on the weighted average number of common shares outstanding and dilutive common stock equivalents. Basic earnings/loss per share is computed by dividing net income applicable to common stockholders (numerator) by the weighted average number of common shares outstanding (denominator) for the period. All earnings or loss per share amounts in the financial statements are basic earnings or loss per share, as defined by SFAS 128, “Earnings Per Share.”  Convertible securities that could potentially dilute basic earnings or loss per share in the future, such as options and warrants, are not included in the computation of diluted earnings or loss per share because to do so would be antidilutive.

(j) Comprehensive Income (Loss)

The Company has adopted SFAS 130, Reporting Comprehensive Income, which establishes standards for reporting and display of comprehensive income, its components and accumulated balances.  The Company is disclosing this information on its Statement of Stockholders' Equity.  The Company’s comprehensive income (loss) consists of net earnings (loss) and for 2006, available-for-sale securities activity.

(k) Foreign Currency Translation

The Company maintains both U.S. Dollar and Canadian Dollar bank accounts at a financial institution in Canada. Foreign currency transactions are translated into their functional currency, which is U.S. Dollar, in the following manner:

At the transaction date, each asset, liability, revenue and expense is translated into the functional currency by the use of the exchange rate in effect at that date. At the period end, assets and liabilities are translated into U.S. Dollars by using the exchange rate in effect at that date and revenues and expenses are translated using an average rate for the period. Transaction gains and losses that arise from exchange rate fluctuations are included in the results of operations.

(l) Fair Value of Financial Instruments

The determination of fair value of financial instruments is made at a specific point in time, based on relevant information about financial markets and specific financial instruments.  As these estimates are subjective in nature, involving uncertainties and matters of significant judgement, they cannot be determined with precision.  Changes in assumptions can significantly affect estimated fair values.

The carrying value of cash, accounts payable and accrued liabilities, and accounts payable – related parties approximates their fair value because of the short-term nature of these instruments. The Company places its cash with high credit quality financial institutions.

The Company operates outside of the United States of America and is exposed to foreign currency risk due to the fluctuation between the currency in which the Company operates in and the U.S. dollar.

(m) Related Party Transactions

A related party is generally defined as (i) any person that holds 10% or more of the Company’s securities and their immediate families, (ii) the Company’s management, (iii) someone that directly or indirectly controls, is controlled by or is under common control with the Company, or (iv) anyone who can significantly influence the financial and operating decisions of the Company. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties. (See Note 3).

(n) New Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141(R), "Business Combinations" ("SFAS 141(R)"), which replaces SFAS No. 141. SFAS No. 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired. The Statement also establishes disclosure requirements which will enable users to evaluate the nature and financial effects of the business combination. SFAS 141(R) is effective for fiscal years beginning after December 15, 2008. The adoption of SFAS 141(R) will have an impact on accounting for business combinations once adopted, but the effect is dependent upon acquisitions at that time.

In December 2007, the FASB issued SFAS No. 160, "Non-controlling Interests in Consolidated Financial Statements - an amendment of Accounting Research Bulletin No. 51" ("SFAS 160"), which establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the non-controlling interest, changes in a parent's ownership interest and the valuation of retained non-controlling equity investments when a subsidiary is deconsolidated. The Statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. SFAS 160 is effective for fiscal years beginning after December 15, 2008. The adoption of SFAS 160 will not have an impact on the Company.

3. Related Party Transactions

Management fees:  During the year ended December 31, 2007, the Company paid $1,500 (2006: $7,800) in management fees to directors.

Accounts Payable:  As of December 31, 2007, the Company owed $23,812 (2006: $23,812) for outstanding management fees to a director, which is included in accounts payable - related parties.

Rent: The Company’s principal office is located at 1628 West 1st Avenue, Suite 216, Vancouver, British Columbia, Canada, V6J 1G1. These premises are owned by a private corporation controlled by a Director and majority shareholder. The Company pays a monthly rent of C$700 effective from April 1, 2006. The Company paid rent of $7,812 (2006: $5,631) for the year ended December 31, 2007.

Mr. Harmel S. Rayat is also an officer, director and shareholder of each of Entheos Technologies, Inc., PhytoMedical Technologies, Inc., Octillion Corp., MicroChannel Technologies Corporation and HepaLife Technologies, Inc.

See also Note 4.

All related party transactions are recorded at the exchange amount established and agreed to between related parties and are in the normal course of business.

4. Share Capital

On December 31, 2007, 40,000,000 common shares owned by Mr. Harmel S. Rayat, a director and major shareholder of the Company, originally subscribed for at $0.0033 each were returned to the Company for cancellation and for no consideration.

5. Stock Options

The Company did not grant any stock options in fiscal years 2007 and 2006.

On December 31, 2007, the Company cancelled 7,230,000 options at $0.01 each which were returned by the holders.  As all options were fully vested, no additional expense was recorded and no consideration was paid to the holders.

Summary of employee stock option information for the years ended December 31, 2007 and 2006, is as follows:

	Number of options	Weighted average exercise price

Options outstanding and exercisable at December 31, 2005	8,340,000	$0.01
Options cancelled	(1,110,000)	0.01
Options outstanding and exercisable at December 31, 2006	7,230,000	0.01
Options cancelled	(7,230,000)	0.01
Options outstanding and exercisable at December 31, 2007	-

6. Income Taxes

There is no current or deferred tax expense for any of the periods indicated, due to the Company’s loss position. The benefits of temporary differences have not been previously recorded. The deferred tax consequences of temporary differences in reporting items for financial statement and income tax purposes are recognized, as appropriate. Realization of the future tax benefits related to the deferred tax assets is dependent on many factors, including the Company’s ability to generate taxable income within the net operating loss carryforward period. Management has considered these factors in reaching its conclusion as to the valuation allowance for financial reporting purposes and has recorded a 100% valuation allowance against the deferred tax asset. The income tax effect, utilizing a 34% income tax rate, of temporary differences comprising the deferred tax assets and deferred tax liabilities is a result of the following at December 31:

	2007	2006
Deferred tax assets:
Net operating loss carryforwards	$1,226,000	$1,218,000
Valuation allowance	(1,226,000)	(1,218,000)
Net deferred tax assets	$-	$-

The 2007 increase in the valuation allowance was $8,000 (2006:  $18,000).

The Company has available net operating loss carryforwards of approximately $3,609,000 for tax purposes to offset future taxable income which expires commencing 2011 through to the year 2027. Pursuant to the Tax Reform Act of 1986, annual utilization of the Company’s net operating loss carryforwards may be limited if a cumulative change in ownership of more than 50% is deemed to occur within any three-year period.  The tax years 2005 through 2007 remain open to examination by federal agencies and other jurisdictions in which it operates.

A reconciliation between the statutory federal income tax rate (34%) and the effective rate of income tax expense for the years ended December 31 follows:

	2007	2006
Statutory federal income tax rate	-34%	-34%
Valuation allowance	34%	34%
	0%	0%

PART II

 INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The fees and expenses payable by us in connection with this Registration Statement are estimated as follows:

SEC Registration Fee	$446
Accounting Fees and Expenses	10,000
Legal Fees and Expenses	35,000
Printing Expenses	1,000
Transfer Agent Fees	1,000
Miscellaneous Fees and Expenses	2,554
Total	$50,000

Item 14. Indemnification of Officers and Directors.

Section 78.7502(1) of the Nevada Revised Statutes ("NRS") authorizes a Nevada corporation to indemnify any director, officer, employee, or corporate agent "who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation" due to his or her corporate role. Section 78.7502(1) extends this protection "against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful."

Section 78.7502(2) of the NRS also authorizes indemnification of the reasonable defense or settlement expenses of a corporate director, officer, employee or agent who is sued, or is threatened with a suit, by or in the right of the corporation. The party must have been acting in good faith and with the reasonable belief that his or her actions were in or not opposed to the corporation's best interests. Unless the court rules that the party is reasonably entitled to indemnification, the party seeking indemnification must not have been found liable to the corporation.

To the extent that a corporate director, officer, employee, or agent is successful on the merits or otherwise in defending any action or proceeding referred to in Section 78.7502(1) or 78.7502(2), Section 78.7502(3) of the NRS requires that he be indemnified "against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense."

Unless ordered by a court or advanced pursuant to Section 78.751(2), Section 78.751(1) of the NRS limits indemnification under Section 78.7502 to situations in which either (1) the shareholders, (2) the majority of a disinterested quorum of directors, or (3) independent legal counsel determine that indemnification is proper under the circumstances.

Section 78.751(2) authorizes a corporation's articles of incorporation, bylaws or agreement to provide that directors' and officers' expenses incurred in defending a civil or criminal action must be paid by the corporation as incurred, rather than upon final disposition of the action, upon receipt by the director or officer to repay the amount if a court ultimately determines that he is not entitled to indemnification.

Section 78.751(3)(a) provides that the rights to indemnification and advancement of expenses shall not be deemed exclusive of any other rights under any bylaw, agreement, shareholder vote or vote of disinterested directors. Section 78.751(3) (b) extends the rights to indemnification and advancement of expenses to former directors, officers, employees and agents, as well as their heirs, executors, and administrators.

Regardless of whether a director, officer, employee or agent has the right to indemnity, Section 78.752 allows the corporation to purchase and maintain insurance on his behalf against liability resulting from his or her corporate role.

At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Certificate. The Registrant is not aware of any threatened litigation or other proceeding that may result in a claim for such indemnification.

Item 15. Recent Sales of Unregistered Securities.

On July 28, 2008, we consummated the sale of an aggregate of 6,450,000 units, each unit consisting of one share of our common stock, one Series A Warrant to purchase up to an additional 6,450,000 shares of our common stock at a per share purchase price of $0.60 per share and Series B Warrants to purchase up to an additional 6,450,000 shares of our common stock at a per share purchase price of $0.75 per share for an aggregate consideration of $3,225,000 pursuant to the terms of a Subscription Agreement effective as of July 28, 2008  between ourselves and each of the Selling Stockholders, all of whom were accredited investors, as defined in Rule 501 of Regulation D promulgated under the Securities Act. The units were acquired by a total of seven (7) individuals.

On September 12, 2008, the Company granted stock options to each of Messrs. Cooper, Sidhu, Fabio and Hudson; subject to applicable vesting provisions, each option permits the holder to purchase up to 50,000 shares of our common stock at a price of $1.00 per share, the closing price of the Company’s common stock prior to September 12, 2008 was $0.75.  Each option vests in five equal annual installments of 10,000 shares commencing on September 12, 2009, and annually thereafter. Under the terms of the stock option agreements, the agreements will terminate and there will be no further vesting of options effective as of the date that the board member ceases to be a director of the Company.

The securities that were issued in the Private Placement were not registered under the Securities Act and were offered and sold pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder; these securities may not be offered or sold by the Investors absent registration or an applicable exemption from the registration requirements of the Securities Act.

Item 16. Exhibits.

Exhibit No.	Description of Exhibit

3.1	Articles of Incorporation are attached hereto by reference to Registration Statement on Form 10SB 12G filed on May 11, 1999.

3.2	By Laws are attached hereto by reference to Registration Statement on Form 10SB 12G filed on May 11, 1999

4.1	Form Subscription Agreement dated July 28, 2008 by and among Entheos Technologies, Inc. and Purchasers named therein and who are signatories thereto.

4.2	Form of Registration Rights Agreement Registration Rights, 2008 by and among Entheos Technologies, Inc. and entities named therein and who are signatories thereto.

4.3	Form of Series A Warrant.

4.4	Form of Series B Warrant.

5.0	Opinion of Sierchio & Company, LLP regarding the legality of the securities being registered.*

10.1	Participation Agreement dated September 9, 2008 with respect to the Stahl #1Well located Fayette County, Texas.

10.2	Participation Agreement dated September 9, 2008 with respect to the Onnie Ray #1 Well located Lee County, Texas.

10.3	Participation Agreement dated September 9, 2008 with respect to the Haile #1Well located Frio County, Texas.

10.4	Participation Agreement dated October 31, 2008 with respect to the Pearce #1Well located Lee County, Texas.

23.1	Consent of Sierchio & Company, LLP (included in Exhibit 5.0 hereto). *

23.2	Consent of Peterson Sullivan, LLP dated March 10, 2009.

*To be Filed by Amendment..

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

1.            To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.            That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.            That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
i.          Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.         Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.        The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.        Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

5.           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

6.          Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned on March 10, 2009.

Entheos Technologies, Inc.

By: /s/ Derek J. Cooper
Name: Derek J. Cooper
Title: Chief Executive Officer, President, and Director

By: /s/ Christian Hudson
Name: Christian Hudson
Title: Director

By: /s/ Jeet Sidhu
Name: Jeet Sidhu
Title: Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of Entheos Technologies, Inc., a Nevada corporation that is filing a registration statement on Form S-1with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended, hereby constitute and appoint Derek Cooper their true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to the registration statement, including a prospectus or an amended prospectus therein, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all interests and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Dated: March 10, 2009

/s/ Christian Hudson
Name: Christian Hudson
Title: Director

 /s/ Jeet Sidhu
Name: Jeet Sidhu
Title: Director

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
________________________

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________________

Entheos Technologies, Inc.
 (Exact name of Registrant as specified in its charter)

Exhibit No.	Description of Exhibit

3.1	Articles of Incorporation are attached hereto by reference to Registration Statement on Form 10SB 12G filed on May 11, 1999.

3.2	By Laws are attached hereto by reference to Registration Statement on Form 10SB 12G filed on May 11, 1999

4.1	Form Subscription Agreement dated July 28, 2008 by and among Entheos Technologies, Inc. and Purchasers named therein and who are signatories thereto.

4.2	Form of Registration Rights Agreement Registration Rights, 2008 by and among Entheos Technologies, Inc. and entities named therein and who are signatories thereto.

4.3	Form of Series A Warrant.

4.4	Form of Series B Warrant.

5.0	Opinion of Sierchio & Company, LLP regarding the legality of the securities being registered.*

10.1	Participation Agreement dated September 9, 2008 with respect to the Stahl #1Well located Fayette County, Texas.

10.2	Participation Agreement dated September 9, 2008 with respect to the Onnie Ray #1 Well located Lee County, Texas.

10.3	Participation Agreement dated September 9, 2008 with respect to the Haile #1Well located Frio County, Texas.

10.4	Participation Agreement dated October 31, 2008 with respect to the Pearce #1Well located Lee County, Texas.

23.1	Consent of Sierchio & Company, LLP (included in Exhibit 5.0 hereto). *

23.2	Consent of Peterson Sullivan, LLP dated March 10, 2009.

*To be Filed by Amendment.

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